    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON January 30, 2002
                                                    REGISTRATION NO. 333-65416
 ==============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------
                                 AMENDMENT NO. 4
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          -----------------------------
                              iDial Networks, Inc.
        (Exact name of small business issuer as specified in its charter)

          NEVADA                       4813                   75-2863583
      (State or other            (Primary standard         (I.R.S. Employer
      jurisdiction of       industrial classification     Identification No.)
     incorporation or              code number)
       organization)
                   -------------------------------------------
                         1211 S. Parker Road, Suite 203,
                                Denver, CO 80231
                                 (954) 351-9860
   (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive offices)
                   -------------------------------------------
                                  Mark T. Wood
                      Chairman and Chief Executive Officer
                         1211 S. Parker Road, Suite 203,
                                Denver, CO 80231
                                 (954) 351-9860
   (Name and address, including zip code, and telephone number, including area code, of agent for service)
                   ------------------------------------------
                                   Copies to:
                             Gregory Sichenzia, Esq.
                       Sichenzia Ross Friedman & Ference LLP
                 1065 Avenue Avenue of the Americas, 21st Floor
                            New York, New York 10018
                                 (212) 930-9700
                   ------------------------------------------
                  Approximate date of proposed sale to public:
   As soon as practicable after this registration statement becomes effective.
                   ------------------------------------------
        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]
                          --------------------------

                       CALCULATION OF REGISTRATION FEE
==================================================================================
                           DOLLAR       PROPOSED         PROPOSED      AMOUNT OF
                          AMOUNT TO      MAXIMUM         MAXIMUM      REGISTRATION
 TITLE OF EACH CLASS OF      BE         OFFERING        AGGREGATE         FEE
    SECURITIES TO BE     REGISTERED     PRICE PER        OFFERING
       REGISTERED                      SECURITY(1)       PRICE(1)

Common stock, $.001 par
value, underlying        36,450,000     $0.03        $1,093,500       $273.38
convertible notes            (2)

Common stock, $.001 par
value  underlying          166,666      $0.03            $5,000       $1.25
warrants (3)

TOTAL                       Up to         N/A        $1,098,500       $274.62
                         36,616,666

==================================================================================
(1)   Estimated solely for the purpose of determining the registration fee.
(2)   This represents the maximum amount of shares of our common sock that
      Laurus Master Fund Ltd. can convert its $750,000 principal  amount convertible note into.  The actual number of shares to be issued on conversion is dependent, in part, on the price of the common stock at the time of conversion.
(3)   Represents 166,666 shares of common stock issuable upon the conversion of warrants issued to Laurus Master Fund Ltd.

                          --------------------------

==============================================================================

     The Registrant  hereby amends this  Registration  Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further  amendment  which  specifically  states  that  this  Registration
Statement shall  thereafter  become effective in accordance with Section 8(a) of the  Securities  Act of 1933 or until the  Registration  Statement  shall become effective  on such  date  as the  Securities  and  Exchange  Commission,  acting pursuant to said Section 8(a), may determine.

The  information in this  prospectus is not complete and may be changed.  We may not sell  these  securities  until the  registration  statement  filed  with the
Securities and Exchange Commission is effective. This prospectus is not an offer to sell these  securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
________, 2002

                              iDial Networks, Inc.
                   Up to 36,616,666 Shares of our Common Stock

------------------------------------------------------------------------------

     This prospectus  relates to the resale by the selling  stockholder of up to
$1,098,500 worth of our common stock. The selling stockholder is deemed to be an underwriter of the shares of common stock, which it is offering.

     We will not  receive  any  proceeds  from the sale of shares by the selling stockholder. However, we will receive proceeds upon the exercise of any warrants that may be exercised by the selling stockholder, if any.

     Our common stock is quoted on the Over-The-Counter Bulletin Board under the symbol  "IDNW." On December 31, 2001,  the closing price of our common stock was
$0.03 per share.

------------------------------------------------------------------------------

    This investment involves a high degree of risk. See the "Risk Factors"
                              beginning on page 6.

------------------------------------------------------------------------------

     Neither the  Securities and Exchange  Commission  nor any state  securities commission has approved or disapproved of these securities or determined if this prospectus  is complete or  accurate.  Any  representation  to the contrary is a criminal offense.

------------------------------------------------------------------------------

                              TABLE OF CONTENTS

 Section
 -------

Prospectus Summary
Risk Factors
The Offering
Use of Proceeds
Market For Common Equity and Related Stock
Dividend Policy
Selected Financial Data
Business
Management's Discussion and Analysis of Financial Condition and Results of Operations
Directors, Officers and Control Persons
Executive Compensation
Certain Relationships and related Transactions
Security Ownership of Certain Beneficial Owners and Management
Selling Stockholder
Plan of Distribution
Description of Our Capital Stock
Shares Eligible for Future Sale
How to Obtain More Information About iDial Networks, Inc.
Legal Matters
Experts
Change In Registrant's Certifying Accountant
Index to Financial Statements

                               PROSPECTUS SUMMARY

                              iDial Networks, Inc.

     We provide  Internet-based  telephone  calling services to customers around the world. We operate selected  telecommunication  services,  including pre-paid calling  cards,  pre-paid long distance  calling  service,  facsimile and e-mail services providing "mass-mailing" services, and have recently opened an Internet based storefront.

     Our calling services are Internet-triggered, meaning calls are initiated by a customer  inputting their account  information  and the telephone  number they wish to call, at which time our service will then dial the customer's  telephone and connect the  customer's  desired  call for them.  This method  utilizes  the
Internet  and  data  networks,  rather  than  traditional  long  distance  phone networks,  to bypass certain tariffs and provide for a more economical  service.
If the  customer  does not have access to a computer,  they can call our service via a toll free number to execute their telephone calls.

     We sell  virtual  prepaid  calling  cards over the  Internet  and  physical prepaid cards through traditional retail outlets. Our Internet calling cards are considered  virtual  because  we do not issue  physical  phone  cards.  Once our
Internet  phone  cards  are  sold,   they  can  be  used   immediately  to  make
international and domestic long distance phone calls via computer or traditional phones.

     Last year we decided to change our  business  model from being a  telephone services  provider  to  a  more  diversified  sales  company.  Consequently,  we purchased  Whoofnet.com  through  which  we  offer a  one-stop  destination  for information,  communication  and  shopping  services  on the  Internet.  We have created our own ATM/Debit Card called iDial Gold Advantage  Card. The iDial Gold
Advantage Card can be funded and re-funded and can be used around the world. Our
2Sendit.com,  Inc.  subsidiary  is an  established  fax-messaging  service  that provides  "mass-mailing"  service via facsimile to cut down on the cost and time of traditional "mass-mailings."

     As  explained  more fully in the Risk  Factors  section  that  follows this
Summary,  our auditors  have  expressed  substantial  doubt as to our ability to continue  as a going  concern  without  additional  funding.  We have a  limited operating history, have generated significant net losses and negative cash flow, and have a significant  working  capital deficit and  stockholder's  deficiency.
This  deficit  indicates  that we will be unable to meet our future  obligations unless  additional  funding  sources are obtained.  To date we have been able to obtain funding and meet our obligations in a timely manner.  However,  if in the future we are  unsuccessful in attracting new sources of funding then we will be unable to continue in business.

     We were incorporated in May 1997, as a Nevada limited liability corporation as WoodComm LLC. In April 1999,  WoodComm LLC was  reorganized  from an LLC to a
Nevada  Corporation,  WoodComm  International,  Inc.  In December  1999,  Desert
Springs Acquisition  Corporation,  a Colorado  Corporation,  acquired all of the issued and outstanding common shares of WoodComm International, Inc. in exchange for 15,316,000 shares of common stock of Desert Springs Acquisition Corporation.
In January  2000,  Desert  Springs  Acquisition  Corporation  moved its state of incorporation  to Nevada by merger  of the  Colorado  Corporation  with and into
iDial Networks, Inc., a Nevada corporation.

     Our  administrative  offices are located at 1211 S. Parker Road, Suite 203,
Denver,  CO 80231. Our telephone number is (954) 351-9860 and our website can be found at www.iDialnetworks.com.

                                  RISK FACTORS

     You  should  carefully  consider  the  following  factors  as well as other information  contained in this prospectus before deciding to invest in shares of our securities.

Risks Relating to our Business:

We have a history of losses, which may continue, requiring us to seek additional sources of capital, which may not be available, requiring us to curtail or cease operations.

     We incurred net losses from  operations of $9,115,497  and $560,760 for the fiscal years ended December 31, 2000 and 1999, respectively. For the nine months ended September 30, 2001, we incurred a net loss of $2,722,376. We cannot assure you that we can achieve or sustain  profitability on a quarterly or annual basis in the future. If revenues grow more slowly than we anticipate,  or if operating expenses  exceed our  expectations  or cannot be adjusted  accordingly,  we will continue  to incur  losses.  In  addition,  we may require  additional  funds to sustain and expand our sales and marketing activities, research and development, and our strategic alliances,  particularly if a well-financed competitor emerges or if there is a rapid technological shift in the  telecommunications  industry.
There can be no  assurance  that  financing  will be  available in amounts or on terms acceptable to us, if at all. The inability to obtain sufficient funds from operations or external sources would require us to curtail or cease operations.

The Telecommunications And Internet Telephony Markets Are Highly Competitive And
Our Failure To Compete Effectively Could Result in Additional Losses.

     With  respect  to  prepaid  calling  cards,  we  compete  with the  largest telecommunications  providers in the United States, as well as smaller, emerging carriers.  We may also  compete  with large  operators  in other  countries.  An increasing number of large,  well-capitalized  companies are entering the market for Internet telephony products and services. These competitors include a number of  companies  that  have  introduced  services  that  make  Internet  telephony
solutions  available  to  businesses  and  consumers,   and  that  permit  voice
communications  over the Internet.  Many of our  competitors  are  substantially larger  and  have  greater  financial,  technical,  engineering,  personnel  and marketing resources,  longer operating  histories,  greater name recognition and larger customer bases than we do.  Competition  from existing or new competitors could reduce our revenues from the sale of our virtual prepaid calling cards and other  services.  A general  decrease  in  telecommunication  rates  charged  by international  long distance  carriers could also have a negative  effect on our operations. Our ability to compete also depends on our ability to anticipate and
adapt   to   rapid   technological   and   other   changes   occurring   in  the
telecommunications  industry. We may not be able to compete successfully against current or future  competitors,  and competitive  pressures could  significantly harm us, resulting in more significant financial losses.

If The Internet  Telephony  And Prepaid  Calling Card Markets Do Not Gain Market
Acceptance  By  Potential  Customers  Our  Operating  Results  Will Be Adversely
Affected.

     We cannot be certain  that  Internet  telephone  service  will gain  market acceptance or prove to be a viable alternative to traditional telephone service.
If the Internet  telephony  market fails to develop or develops more slowly than we expect, then our operating results will adversely affected.

We Have  Experienced  Delays  In  Upgrading  Our  Platforms  In The Past And May
Experience Delays In The Future.

     In the past, we have  experienced  delays when we have tried to upgrade our platform.  If there are  significant  delays when  upgrading our platform in the future  with  respect  to  developing  new  products,  we may elect to abandon a potential  product or service in favor of one that can be timely  developed on a cost  effective  basis.  There  can be no  assurances  that we can  successfully develop the software to enable us to offer new  products or  services.  This may lead to losses  incurred  from  abandoning  a product  or  service  that we have previously expended money to develop.

If we are not  able to  identify,  develop,  assemble,  market  or  support  our products successfully or respond effectively to technological changes or product announcements by competitors, we may not remain competitive.

     Rapidly changing technology and new product introductions  characterize the markets for our products.  Accordingly,  we believe that our future success will depend on our ability to enhance our existing products and to develop or procure and introduce in a timely fashion new products that achieve  market  acceptance.
We  cannot  assure  you  that we will be  able to  identify,  develop,  procure, assemble, market or support our products successfully or that we will be able to respond  effectively  to  technological  changes  or  product  announcements  by competitors.

We Rely On Third Party Contracts For Our Operations

     Our  success  depends,  in part,  on our  ability to continue to lease long distance  telephone  capacity from third parties at economic  rates to serve the foreign  countries  we  target.  It also  depends,  in part,  on our  ability to maintain our contractual  relationships with local terminating  parties in those countries where we have Internet gateways. If we lose our leases or contracts or if these  parties  are unable to  provide  these  services,  we believe we could replace them.  However,  it would cause a disruption of our business  until they are replaced.  Also, any replacement  leases or contracts may not be at rates or on terms as favorable to us.

     We depend on Internet  service  providers to provide  Internet access to us and our customers.  Our local terminating parties in foreign countries also rely on  local  Internet  service  providers  for  access  to the  Internet  in their countries.  If we lost our connection with our Internet  service  providers,  we could not sell our virtual calling cards through our website,  and web initiated
calls  could  not  be  made  by  our   customers,   until  the   connection  was
reestablished.  If a local  terminating  party in a  foreign  country  loses its
Internet  connection,  we  could  not  route  calls  over the  Internet  to that destination until the connection was  reestablished.  These failures could cause us to lose customers and our ability to sell virtual calling cards and telephone services would be affected.

     In addition, we rely on suppliers for our Internet storefront. There can be no assurance that any relationship  between the Company and any such third party will continue to be  beneficial  to the Company.  There can also be no assurance that the third  parties  will  continue  to produce  products in the future that retain their current level of market acceptance, that the products will continue to be available in adequate  quantities at the times  required by the Company or that such third party products will not contain  defects or errors.  The Company may  experience  lost  revenues  due to the third  party's  delay in  correcting defects in their products, delay in getting an adequate supply of their products to the Company, or from any resulting loss of market share.

Our Failure To Comply With Government Regulations Relating To The Internet Could
Harm Our Operations

     Uncertainties  regarding the  applicability  of foreign,  federal and state laws and  regulations  to the Internet may result in our violation of these laws and regulations. Our failure to comply with the laws and governmental regulatory requirements  may result in, among other  things,  indemnification  liability to business customers and others doing business with us, administrative enforcement actions and fines,  and civil and criminal  liability.  The occurrence of one or more of these events could  materially harm our business,  results of operations and financial condition.

     The parties conducting  business with us may be subject to similar foreign, federal and state regulation.  These parties act as independent  contractors and not as our  agents  in their  solicitations  and  transactions  with  consumers.
Consequently,  we cannot ensure that these entities will comply with  applicable laws and regulations at all times. Failure on the part of a business customer to comply with these laws or  regulations  could  result in,  among  other  things, claims of  vicarious  liability  or a  negative  impact on our  reputation.  The occurrence  of one or more of these events could  materially  harm our business, results of operations, and financial condition.

We May Face Risks If New Laws Or Government  Regulations  Regarding The Internet
Are Enacted

The laws  relating to our  business  and  operations  are evolving and few clear legal  precedents  have been  established.  Most of the laws governing  Internet transactions have not been substantially revised or updated to fully accommodate electronic  commerce.  Moreover,  it may take years to  determine  the extent to which existing laws relating to issues such as intellectual  property  ownership and infringement  and personal  privacy are applicable to the Internet.  Many of these  laws  were  adopted  prior to the  advent  of the  Internet  and  related technologies  and, as a result,  do not contemplate or address the unique issues of  the  Internet  and  related  technologies.  Until  these  laws,  rules,  and regulations are revised to clarify their applicability to transactions conducted through electronic commerce,  particularly content,  marketing,  advertising and taxation related to Internet operations,  any company providing services through the  Internet  or other  means  of  electronic  commerce  will  face  compliance uncertainty.  Further,  the adoption of new laws or the  application of existing laws may decrease the growth in the use of the  Internet.  These  results  could decrease  the demand for our  services or increase  our cost of doing  business, each of which would cause our revenues to decline and harm our business.

The Failure To Manage Our Growth In  Operations  And Hire  Additional  Qualified
Employees Could Result In Additional Losses And Lower Revenue.

     The expected  growth of our  operations  place a significant  strain on our current  management  resources.  To manage this expected growth, we will need to improve our:

-     transaction processing methods;
-     operations and financial systems;
-     procedures and controls; and
-     training and management of our employees.

Competition for personnel is intense,  and we cannot assure stockholders that we will be able to successfully attract, integrate or retain sufficiently qualified personnel.  Our  failure to attract  and retain the  necessary  personnel  or to effectively manage our employee and operations growth could result in additional losses and lower revenue.

We Have  Tangible Net Worth  Deficit And A  Going-Concern  Qualification  In Our
Certifying  Accountant's Financial Statement Report, Either Or Both Of Which May
Make Capital  Raising More  Difficult  And May Require Us To Scale Back Or Cease
Operations.

     We have a net worth  deficit  as of our latest  balance  sheet  date.  This deficit indicates that we will be unable to meet our future  obligations  unless additional  funding  sources are  obtained.  To date we have been able to obtain funding and meet our obligations in a timely manner.  However,  if in the future we are  unsuccessful in attracting new sources of funding then we will be unable to continue in  business.  In addition,  the report of our  auditors  includes a going concern  qualification which indicates an absence of obvious or reasonably assured  sources  of future  funding  that will be  required  by us to  maintain ongoing operations.  To date we have successfully funded iDial Networks, Inc. by attracting  additional  equity  investments  and small issues of debt.  However, there  is no  guarantee  that our  efforts  will be able to  attract  additional necessary  equity  and/or  debt  investors.  If we are  unable  to  obtain  this additional funding, we may not be able to continue operations.

Risks Relating to our Current Financing Agreement:

There are a Large Number of Shares Underlying our Convertible Note, and Warrants
That May be  Available  for Future Sale and the Sale of These Shares May Depress
the Market Price of our Common Stock.

     As of December 31, 2001, we have  87,144,454  shares of common stock issued and  outstanding  and a  convertible  promissory  note  outstanding  that may be converted into  36,450,000  shares of common stock,  based on the current market price of $0.03 per share, and outstanding warrants to purchase 166,666 shares of common stock.  In addition,  the number of shares of common stock  issuable upon conversion of the outstanding  convertible note may increase if the market price of our stock declines.  All of the shares,  including all of the shares issuable upon  conversion  of the note and upon  exercise  of our  warrants,  may be sold without  restriction.  The sale of these shares may adversely  affect the market price of our common stock.

The Issuance Of Shares Upon Conversion Of The  Convertible  Note And Exercise Of
Outstanding  Warrants  May  Cause  Immediate  And  Substantial  Dilution  To Our
Existing Stockholders.

     The issuance of shares upon conversion of the  convertible  note (including the  conversion  of interest  earned on the  convertible  note) and  exercise of
warrants  may  result  in  substantial   dilution  to  the  interests  of  other
stockholders  since the selling  stockholder may ultimately convert and sell the full amount  issuable on conversion.  Although the selling  stockholder  may not convert their convertible note and/or exercise their warrants if such conversion or exercise  would cause them to own more than 4.99% of our  outstanding  common stock, this restriction does not prevent the selling stockholder from converting and/or  exercising  some of their holdings and then converting the rest of their holdings.  In this way, the selling  stockholder could sell more than this limit while never holding more than this limit.  There is no upper limit on the number of shares that may be issued which will have the effect of further  diluting the proportionate  equity  interest and voting power of holders of our common stock, including investors in this offering.

Interest On The  Convertible  Note Is Convertible  Into Stock And The Conversion
Ratio Is Based Upon Our Stock Price, Which May Lead To Increased Dilution To Our
Existing Stockholders.

     Interest on the  Convertible  note accrues at a rate of 8% per annum and is payable quarterly in arrears, commencing September 30, 2001. As of September 30,
2001,  $13,972.30 in interest has accrued.  The holders of the convertible  note may convert all interest  accrued and payable under the  convertible  note.  The conversion  ratio is based  upon our stock  price and the lower the price of our common stock,  the more shares of common stock they will  receive,  assuming the holders of the  convertible  note  exercise  their right to convert the interest owed to them. Declining prices in our common stock will cause increased dilution to our existing stockholders.

The Number Of Shares Of Common Stock Issuable Upon Conversion Of The Outstanding
Convertible Note Will Increase If The Market Price Of Our Stock Declines,  Which
Will Cause Dilution To Our Existing Stockholders.

     The  following  is an example  of the amount of shares of our common  stock that are issuable,  upon conversion of the note, based on market prices 25%, 50%
and 75% below the market price, as of December 31, 2001, of $0.03.

          Price Per Share  Discount of 20%    Number of Shares Issuanble
          ---------------  ---------------    --------------------------
               .0225            .018           60,750,000
               .0150            .012           91,125,000
               .0075            .006           182,250,000

As illustrated, the number of shares of common stock issuable upon conversion of the outstanding  convertible note will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

If we are  required  for  any  reason  to  repay  the  $750,000  of  convertible debentures  we issued in July 2001,  we would be required to deplete our working capital,  if  available,  or raise  additional  funds.  Our failure to repay the convertible  notes,  if required,  could result in legal action against us which could require the sale of substantial assets.

     In  July  2001,  we  issued  $750,000   principal   amount  of  convertible
debentures. The convertible debentures are due and payable, with 8% interest, in
July 2003, unless sooner converted into shares of our common stock. In addition, any event of default as described  in the  convertible  notes could  require the early  repayment  of the  convertible  notes,  including a premium of 30% of the outstanding  principal  balance  of the  note  at the  time of the  default.  We anticipate that the full amount of the convertible notes,  together with accrued interest,  will be converted into shares of our common stock, in accordance with the terms of the convertible  notes. If we are required to repay the convertible notes,  we would be  required  to use our  limited  working  capital  and  raise additional  funds. If we were unable to repay the notes when required,  the note holders could  commence legal action against us to recover the amounts due which ultimately could require the disposition of some or all of our assets.  Any such action would require us to curtail or cease operations.

Risks Relating to our Stock:

The Lack of a Mature  Trading  Market for our  Common  Stock May Cause our Stock
Price to Decline Significantly and Limit the Liquidity of our Common Stock.

     We do not meet the listing requirements for the listing or quotation of our common  stock on any  national  or  regional  securities  exchange or on Nasdaq.
Currently, our common stock is traded on the Over-The-Counter Bulletin Board. As a result,  accurate  current  quotations as to the value of our common stock are unavailable  making it more  difficult  for  investors  to dispose of our common stock. The lack of current quotations and liquidity can cause our stock price to decline or to trade lower than the prices that might  prevail if our  securities were listed or quoted on an exchange or on Nasdaq.

Our  Common  Stock is  Subject  to the  "Penny  Stock"  Rules of the SEC and the
Trading Market in our  Securities is Limited,  Which Makes  Transactions  in our
Stock Cumbersome and May Reduce the Value of an Investment in our Stock.

     Since our  common  stock is not  listed or  quoted  on any  exchange  or on
Nasdaq, and no other exemptions  currently apply, trading in our common stock on the Over-The-Counter Bulletin Board is subject to the "penny stock" rules of the
SEC.  These rules  require,  among other things,  that any broker  engaging in a transaction  in our  securities  provide its  customers  with a risk  disclosure
document,   disclosure  of  market  quotations,   if  any,   disclosure  of  the
compensation of the broker and its salespersons in the transaction,  and monthly account  statements  showing  the market  values of our  securities  held in the customer's  accounts.  The brokers  must  provide bid and offer  quotations  and compensation information before making any purchase or sale of a penny stock and also provide this information in the customer's confirmation. Generally, brokers may be less willing to execute  transactions in securities subject to the "penny stock"  rules.  This may make it more  difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

                                  THE OFFERING

     In this prospectus,  and pursuant to a common stock purchase agreement with
Laurus  Master Fund,  Ltd.,  dated July 6, 2001, we are  registering  36,616,666 shares of common stock,  based upon a current  market value of $0.030 per share, underlying 1) $750,000 of 8% convertible debentures,  due July 6, 2003; and 2) a warrant to  purchase  166,666  shares of common  stock,  both of which have been issued to a single investor  pursuant to a Subscription  Agreement dated July 6,
2001.  Interest only payments are due quarterly  commencing  September 30, 2001, and the principal is due in one lump sum on July 6, 2003, or upon certain events of default.

     The  conversion  price  for the  convertible  debentures  is the  lesser of
$0.0424* or 80% percent of the average of the three  lowest  closing  prices for the common stock for the 30 trading days prior to conversion  date.  The maximum number of shares of common  stock  that any  subscriber  or group of  affiliated subscribers  may own after  conversion at any given time is 4.99%.  The exercise price for the  warrants is the lesser of $0.064,  or 120% percent of the average of the three lowest  closing prices for the common stock for the 10 trading days prior to exercise of the warrant  date.  The maximum  number of shares of common stock  that any  subscriber  or group of  affiliated  subscribers  may own after conversion  at any given  time is 4.99%.  The  number of shares of common  stock issuable upon conversion of the  convertible  debentures and the exercise of the warrants is 36,616,666, based on a current market value of $0.030 per share, and
166,666 warrants with a current exercise price of $0.036.  The actual conversion price  will  depend  on the  market  price  of our  common  stock  prior  to the conversion.

     The parties  have made  mutually  agreeable  standard  representations  and warranties.  We have also  entered  into certain  covenants  including,  but not limited to, the following:

     1. we may not redeem the convertible  debentures without the consent of the holder;
     2. we will pay to certain  finders a cash fee of 10% of the aggregate gross purchase price of the  convertible  debentures,  and 10% of the aggregate  gross proceeds from the exercise of the warrants, for location of the financings; and
     3. we have agreed to incur certain  penalties for untimely  delivery of the shares.

     Upon any event of  default,  including  the  failure to register or deliver shares of common stock in a timely manner upon conversion,  the note holders can require us to immediately pay a sum equal to 130% of the  unconverted  principal amount of the notes, together with accrued but unpaid interest.

     As of  December  31,  2001,  we  had  87,144,454  shares  of  common  stock outstanding.

     * This price  represents  eighty percent of the average of the three lowest closing prices for the Common Stock for the thirty trading days prior to but not including the closing date of the July 6, 2001 common stock  purchase  agreement with Laurus Master Fund, Ltd.

                                 USE OF PROCEEDS

     This  prospectus  relates to shares of our common stock that may be offered and sold  from  time to time by the  selling  stockholder.  We will  receive  no proceeds from the sale of shares of common stock in this offering.  However,  we will receive proceeds upon the exercise of any warrants that may be exercised by the selling stockholder.  We anticipate receiving approximately $5,000 if all of the warrants are  exercised,  which  proceeds we will use for general  corporate purposes.

               MARKET FOR COMMON EQUITY AND RELATED STOCK MATTERS

     Our common stock is publicly traded on the Over-The-Counter  Bulletin Board under the ticker  symbol  "IDNW." There are  approximately  2,723 holders of our common  stock.  We have never  paid  dividends  on our common  stock and have no current  plans to do so. The following  table  presents the high and low closing bid prices of the common stock for the periods  indicated.  The quotations  were
obtained   from  the  website   located  at   www.chart.yahoo.com   and  reflect
inter-dealer  prices,  without retail mark-up,  mark-down or commissions and may not represent  actual  transactions.  In addition,  the following is adjusted to reflect a 2:1 stock split effective November 2000.

                                              High            Low
                                         ------------    ------------
 2001
 Fourth Quarter                          $      0.05     $      0.03
 Third Quarter                           $      0.08     $      0.03
 Second Quarter                          $      0.13     $      0.03
 First Quarter                           $      0.156    $      0.016

 2000
 Fourth Quarter                          $      0.44     $      0.05
 Third Quarter                           $      0.94     $      0.34
 Second Quarter                          $      2.03     $      0.53
 First Quarter                           $      3.50     $      0.76

------------------------------------------------------------------------------

                                 DIVIDEND POLICY

     Holders of our common stock are  entitled to receive such  dividends as may be declared by our Board of  Directors.  On November 15, 2000, a 2:1 stock split was declared by our board of directors. We do not anticipate that dividends will be paid on our common stock in the next fiscal year.

                         SELECTED FINANCIAL INFORMATION

     The  information  set forth below for the years ended December 31, 2000 and
1999, which is derived from our audited financial  statements,  and for the nine months ended  September  30, 2001 and 2000,  which is derived from our unaudited
financial   statements,   should  be  read  in  conjunction  with  "Management's
Discussion and Analysis of Financial  Condition and Results of  Operations"  and
the  consolidated  financial  statements,  including the notes thereto and other financial information, appearing elsewhere in this registration statement.

Consolidated Statement of Operations:

                          Years Ended December 31,    Nine Months Ended September 30,
                        ---------------------------     ---------------------------
                            1999            2000            2000           2001
                        -----------     -----------     -----------     -----------

Sales                   $ 1,575,826     $ 1,796,897     $   949,670     $ 4,404,059
Gross profit (loss)     $    73,790     $  (272,677)    $  (601,376)    $   189,685
Net loss                $  (560,760)    $(9,115,497)    $(4,244,761)    $(2,722,316)
Net loss per share      $     (0.07)    $     (0.19)    $     (0.11)    $     (0.03)

Consolidated Balance Sheet Data:

                                        As of December 31,             As at September 30,
                                      1999               2000                2001
                                --------------     --------------     ------------------

Total current assets            $      138,095     $      265,141     $      601,300
Total current liabilities       $      642,961     $    1,379,489     $    3,079,878
Total  stockholders'  equity    $     (173,809)    $    7,030,857     $    5,214,380
(deficit)

                                    BUSINESS

History

     We provide telecommunication  services to customers around the world. These services  include  pre-paid  telephone  calling cards and reduced rate telephone calls using the Internet.  Telephone  calls that are initiated over the Internet combine user-friendly account tracking (i.e. monitoring on-line billing and call records)  with  the  low  tariffs  of  Unites  States  based  telecommunications carriers,  via calling  centers  accessed  directly from home to anywhere in the world.  During  2000,  we  decided  to change  our  business  model from being a telephony  service  provider,  which provides the ability to send voice data (as opposed to digital data) over the Internet, to a more diversified company.

     As part of our change in business  model,  in August 2000, we acquired 100%
of the stock of  Whoofnet.com,  Inc. in exchange for the issuance of   9,893,500
shares of our common stock.

     Whoofnet.com is an Internet company  designed for direct selling  utilizing the latest  advances  available on the Internet.  In particular,  Whoofnet.com's major product is an Internet portal for use by the general  public,  where users can search the web through the use of search  engines and links to other  sites.
Whoofnet.com was formed under the laws of Florida on March 6, 2000. Whoofnet.com also  develops,  tests  and  markets  other  products,  such as the  iDial  Gold
Advantage  card,  a  reloadable  debit  card,  which it has  recently  completed field-testing and plans to begin sales within the next several months. All costs associated with the startup phase of the organization  have been expensed in the current period.

     Whoofnet.com also formed six subsidiary Delaware  Corporations  between the months of March and May 2000, and two foreign  subsidiary  corporations  for the operations  of  various  aspects  of its  business.  As of  the  dated  of  this prospectus, none of the subsidiaries have been active or funded.

     In November  2000,  we acquired 100% of the stock of  2sendit.com,  Inc. in exchange for the issuance of 4,199,998 shares of our common stock.

     2sendit.com  provides a  marketing  service  by  advertising  products  and services through a variety of media with a primary focus on the use of fax, mail and email.  With fax and email  distribution  servers located in Dallas,  TX and
Denver CO,  2sendit.com  is able to offer high capacity,  low cost services.  In addition,  we maintain a small  company  attitude,  allowing us to assist  other small companies in need of our services.

Overview

     iDial Networks  develops  applications  that are delivered to its customers over the internet,  providing internet and wireless services. The Internet is an
increasingly   significant   interactive   global   medium  for   communication,
information  and commerce.  International  Data  Corporation,  a market research firm,  estimates  that the number of users who make  purchases over the Internet worldwide will grow from 31 million in 1998 to more than 183 million in 2003.

     The Company has two material  lines of business,  providing  Internet-based voice  telecommunications to customers around the world, and providing marketing services for various  businesses.  Revenue  attributable  to the Internet  based voice  communications was approximately  $1,729,000 and $1,576,000 for the years ended  December  31,  2000  and  1999,  respectively.  Revenue  attributable  to marketing  services  was  approximately  $67,000  an $0.00 for the  years  ended
December 31, 2000 and 1999, respectively.

     Emergence of Internet Telephony.  Internet  telephony,  the ability to make voice-based  telephone  calls  over  the  internet,  has  emerged  as a low cost alternative to traditional long distance telephone services.  Internet telephone calls are less  expensive  than  traditional  international  long distance calls primarily  because  these  calls are routed over the  Internet  or through  data
networks.   The  use  of  the  Internet   bypasses  a  significant   portion  of
international  long distance  networks and the relevant tariffs.  Also,  routing calls  over  the  Internet  is  more  cost-effective  than  routing  calls  over traditional telephone lines because the packet-switching technology that enables
Internet  telephony is more efficient  than  traditional  telephone  technology.
Packet-switching,  unlike traditional telephone networks, do not require a fixed amount of  bandwidth  to be reserved  for each call.  This allows voice and data calls to be pooled,  which means that packet  networks can carry more calls with the same amount of bandwidth.  This greater efficiency creates cost savings that can be passed on to the consumer in the form of lower long distance rates.

     Prepaid  Calling Card  Industry.  The market for prepaid  calling cards has grown  significantly  since 1993.  This  growth is  attributed  to three  trends according to industry sources.  First, the larger  telecommunications  companies have come to understand the strategic and financial  benefits of prepaid calling cards.  Second,  consumers  are  becoming  more aware of various  advantages  of prepaid cards. Third, businesses are beginning to purchase prepaid calling cards as a means of controlling  telephony  costs and simplifying  record keeping.  We believe  that the  affordable  pricing,  convenience  and  enhanced  features of
prepaid  calling  cards  has  attracted  price  sensitive  customers,   business
travelers, international callers and other users of long distance service. Also, while prepaid  calling cards are relatively new in the United States,  they have been widely used and  accepted  method of making  telephone  calls in Europe and
Asia since the 1970's.

Our Telephone Service Products

      Calling Cards

     We sell  virtual  prepaid  calling  cards over the  Internet  and  physical prepaid cards through traditional retail outlets. We consider our Internet Phone
Cards "virtual"  because we do not issue a physical card. Once sold, the calling card can be used  immediately to make  international  and domestic long distance calls.

     Our web system functions as follows:  1) A potential  customer accesses our website; 2) the customer follows the prompt to enter the credit card information to purchase the virtual calling card; 3 we verify the credit card within seconds and the confidential PIN and display a toll free number customer to record;  and
4) the  virtual  calling  card can be used  immediately  to place a call via the
Internet or traditional  phones.  We then store the customer  information on our database for future reference.

     Our Internet calling cards give us the flexibility of promptly changing the rates and features to respond to changing consumer demand, rather than having an inventory of physical  cards with set features  that cannot be changed until all are recalled or used.  This also allows us to offer and test  several  different types of virtual calling cards with varying pricing  features,  thus providing a greater selection to our customers.

     Our website is  accessible  24 hours per day,  seven days a week, so we are not  constrained by the hours that a traditional  retail store would be open for business.  Our website may also be reached from the  customer's  home or office.
This means the customer is not required to physically travel to another location to make a purchase and receive delivery. Our online purchasing and delivery also allows us to deliver a broad  selection  of products to  customers  worldwide in rural or other locations that do not have convenient access to physical stores.

     U.S.  Access.  Our U.S.  Access calling cards provide access to our network from the United States to more than 241 countries  and  territories.  When using the U.S.  Access  calling  card for a call from the  United  States  to  another country, the customer uses a touch tone telephone to dial a toll free number and enters  the PIN and the  telephone  number  the  customer  seeks to  reach.  Our enhanced services  platform  determines the calling card is valid and the number of call minutes remaining on it, based on the rate for the country being called.
The platform then completes the call and reduces the available credit balance on the calling card at the conclusion of the call.

     World  Access.  When using the World  Access  calling  card for a call from another  country to the United  States or from  country to country  outside  the
United States, the customer initiates the call through the Internet by accessing our website.  On our web page, a form is displayed  and the customer  enters the telephone  number  where he or she is, the  telephone  number he or she wants to call and his or her PIN and then "clicks" on the call button.  This  information is transmitted  over the Internet to our platform.  The platform  determines the virtual  calling  card is valid and has a  sufficient  balance and then routes a call to the  customer  at the  number  where  he or she is.  When  the  customer answers,  the  platform  completes  the call by  connecting  to the  number  the customer  wanted to call.  From our website,  these features allow  customers to make calls from  anywhere in the world at our  international  United States long distance rates using the virtual calling card and Internet access to our website and platform.

     We  have   integrated   the   economics   of   Voice-Over-Internet-Protocol
technology, the conversion of voice data into digital data for transmission over the Internet,  with the convenience of conventional telephone services to enable
Internet initiated telephone services.  With this iDial technology,  we are able to offer consumers and businesses  telephone  services at costs  approaching the wholesale rates of carriers. Unlike some competitors who offer personal computer to phone  services,  iDial's web based services are provisioned via the Internet but all calls are  currently  made phone to phone.  The majority of PC owners do not  have  microphones  and  telephony  services.  iDial  delivers  high-quality traditional and Voice-Over-Internet-Protocol telephony services to consumers and businesses, with the following benefits:

     Low Cost.  Telephone  calls are a fraction of the cost of traditional  long distance service.

     High Quality Voice Transmissions. We offer high quality voice transmissions by integrating traditional telephone services and packet-switching technologies.

     Ease of Use and Access.  Designed for  convenience  and ease of access from anywhere in the world, an Internet  connection and a standard  Internet  browser such as Netscape or Microsoft Internet Explorer is all that is required. Lacking an Internet connection, the customer may dial a toll free or local access number from any telephone or fax machine in the US to access our network as well.

     One-Click Online Calling.  iDial services enable users to speak with anyone worldwide  with a single  click of a button.  On-line  retailers  could use this technology to connect customers to sales representatives when browsing their web sites and increase the likelihood of consummating the on-line sale.

     Reliable/Flexible  Service. The technologically  advanced design allows for the expansion of the network  capacity by the simple  addition of switches,  and the ability to seamlessly reroute traffic if problems arise.

     Ease of Payment and Online Account Access. iDial customers are able to make calls by opening a prepaid account using credit cards, wire transfers or checks, and can access  their  accounts  via the  Internet  to view their call  history, account balances, or to increase their prepaid amounts.

     Customer  Support.   We  offer  real-time   customer  support  in  multiple
languages,  and the  integrated  billing  and call  management  system  provides service representatives with immediate access to customer accounts.

     Product    Description.    iDial   has    integrated   the   economics   of
Voice-Over-Internet-Protocol  and Wireless  Application Protocol technology with the  convenience  of  conventional  telephony to enable web initiated  telephone services.  With  this  iDial  technology,  were  able  to  offer  consumers  and businesses  telephone  services  at costs  approaching  the  wholesale  rates of carriers.

      Our Wireless Services

     Wireless  Application  Protocol  is  an  industry  term  for  the  standard technology  used to  provide  Internet  communications  and  advanced  telephony services on digital mobile phones,  pagers,  personal  digital  assistants,  and other wireless terminals.  The wireless market is embracing Wireless Application
Protocol  technology,  with  a  predicted  600  million  phones  using  Wireless
Application  Protocol by the end of 2003.  Europe is leading the way in Wireless
Application Protocol, and Forrester Research predicts that 219 million Europeans will be  accessing  the  Internet on a daily basis by 2003.  iDial,  through its marketing  arm of  Whoofnet.com,  will enter the  European  market  with its own
Voice-Over-Internet-Protocol  and Wireless Application Protocol applications. In a joint  venture  with a Swedish  government  agency,  we are in the  process of building a customer services center in Bracke Kommun in Sweden.

     We have developed a plan to be "first to market" with Wireless  Application
Protocol  connectivity  to our iDial  services.  We  believe  that a  tremendous opportunity exists to:

o    Immediately  provide  low cost  international  long  distance  services  to
     Wireless Application Protocol enabled phones through our technology; and

o    Incorporate  Wireless  Application  Protocol  access  into the our  portal, giving them the same carrier choices as our traditional users.

     iDial has  developed  and applied for  patents for  applications  to enable
Personal Digital Assistants such as the Palm Pilot VII to instantly connect with the iDial site and avail  themselves  of our long distance  services.  A similar application for the new Microsoft Pocket PC has also been completed.  iDial will continue to develop Wireless  Application Protocol enabled products and services to insure that its core  products  will always be easily  accessible by wireless devices.

      Additional Services

     Additionally we are currently offering  traditional prepaid phone cards and
Voice-Over-Internet-Protocol  services  based  on  iDial  technology  under  the following brand names for which various trade and service marks are registered.

     NetPhoneCard -  www.netphonecard.com  Web initiated  worldwide  phone calls with US dial tone and low tariffs.

     iDialDirect - www.iDialdirect.com A complete communications portal offering flat-rate US products and worldwide access products.

     Phone-Me-Now - www.phonemenow.com  An iDial e-commerce tool. A Phone-Me-Now button is placed on a website  that  allows a customer to initiate a call to his phone from a representative of the company that is hosting the site.

     SendaCall - www.sendacall.com  Prepaid calls sent within a virtual greeting card by-mail to recipients  anywhere in the world,  allowing  recipient to place free call to sender.

     Wireless  Services - We will  continue to expand  wireless  development  to include areas such as Wireless Access Protocol.

Our International Networks

     Our  Enhanced  Services  Platform.  Our  enhanced  services  platform  is a specialized  telephone  switch based on technologies  from Cisco,  Microsoft and
Dialogic (a wholly  owned  subsidiary  of Intel  Corp.).  It is connected to our website,  data base, and to our network of outgoing and incoming telephone lines and Internet lines. It sets up all customer  account and PIN information  when a calling card is purchased and  immediately  activates the calling card so it can be used at the time of purchase.  The platform  also accepts and  evaluates  all calls from  calling card holders over the toll free number and over the Internet and confirms the validity of the calling  card and  remaining  balance.  We have also programmed into the platform a lowest cost routing matrix,  which is simply a program that selects the lowest priced route from our multiple carriers.  This means our  platform  will  select the  cheapest  route to send a call based upon where we have  established  gateways,  which are central  locations  housing the equipment  necessary to send and receive calls  internationally.  We believe our platform can currently support  approximately 288 simultaneous calls and process over 4 million minutes of traffic per month. Our platform is expandable to carry more traffic by adding additional telephone lines and equipment. Focusing on the international  market, the use of our platform is spread throughout the day as a result of the different world time zones.

     We plan to develop and offer new products and  services,  which may require modifications  and  enhancements  to our  platform.  For  any  modifications  or enhancements,  we will  either  contract  with the  manufacturer  to develop new software or we may develop the software,  or a combination of both. In the past, we have  experienced  delays when we have tried to upgrade our platform.  If the software  cannot be developed  cost  effectively,  or there will be  significant delays,  we may elect to abandon a potential  product or service in favor of one that  can  be  timely  developed  on a cost  effective  basis.  There  can be no assurances that we can  successfully  develop the software to enable us to offer new products or services.

     Our Internet Gateway Network. As of December 31, 2000, we had international gateways  operational in Sri Lanka, Laos, Thailand and Holland. As of such date, we also had  domestic  gateways  operational  in Dallas and in Los  Angeles  and
Denver. We intend to place Internet gateways in various other countries.  Before we place a gateway in another country,  we enter into contractual  relationships with local  persons or entities to operate  them.  We typically own or lease the gateway  or have the  right to  purchase  it and the  local  person or entity is responsible for procuring local Internet provider connection and local telephone lines and  complying  with local law.  Our  contracts  with the local  person or entity are generally  for a one-year term and are renewable  unless either party declines  to renew.  We pay the local  person  or entity a  negotiated  rate per minute for terminating or originating calls through the gateway.

     Our gateways allow for high quality transmission through the Internet.  The historical poor sound quality of voice transmission  through the Internet is due to the fact that the Internet was not created for  simultaneous  voice  traffic.
Unlike conventional  telephone  communication lines, in which the entire line is reserved for a call, Internet telephony, the transmission of voice data over the
Internet, uses packet-switching  technology,  which translates and divides voice data into  discrete  packets of digital data that are  transmitted  individually over the Internet and then  retranslated  into voice data at their  destination.
These packets of data travel through  several  separate routes in order to reach their destination,  which may increase the chances of misrouting,  and delays in transmission  and  reception.  The software in our  gateways  connect the packet switched data  transmitted  over the Internet to  traditional  public  telephone networks in such a manner that virtually  eliminates  the delay in  transmission normally  involved in Internet voice  transmission  and the resulting  pause and echo effect.

     Our Internet  gateways  enable us to route voice  quality calls through our enhanced  services  platform to and from the country via the public  Internet or private intranet networks such as a frame relay network. The cost of these calls is based on the local  telephone  rates for the  country  where the  gateway  is located. They are not based on internationally or local long distance rates.

     Our Leased Lines Network.  We also lease  international  telephone lines to transmit  calls.  Our lease  agreements  obligate  the  carriers to complete the transmission  of calls  routed by us to them at  different  rates for  different countries and territories.

     With  these  agreements,  we have  access  to more than 241  countries  and territories.  Leased  capacity is typically  obtained on a  per-minute  basis or point-to-point  basis.  Our agreements are typically  one-year  agreements  with
30-day  cancellation  rights by  either  party.  Rates  are based on volume  and adjusted  approximately  every 30 days.  Our rates  generally  decline as volume increases.  We are dependent on these carriers to complete the  transmission  of our calls, and the loss of one or more of them as a source for completion of our calls could have a material adverse affect on us. However,  we believe there are numerous  international  long  distance  carriers  that  transport  calls to the countries  we desire to target  and we believe  we could  replace a carriers  if lost.  If the rates of any  replacement  carrier  are  higher,  or our  existing carriers raise their rates,  our profit margins would  decrease.  We may sell to other long  distance  carriers  any excess line  capacity  we have.  Excess line capacity  is the  remaining  capacity on our  telephone  lines not used by us to transmit our own calls during any given month.

     Our Third Party Contracts.  Our success depends, in part, on our ability to continue  to lease  long  distance  telephone  capacity  from  third  parties at economic  rates to serve the foreign  countries we target.  It also depends,  in part,  on our  ability to  maintain  our  contractual  relationships  with local parties  completing the  transmission  of our calls in those  countries where we have  Internet  gateways.  If we lose these  relationships,  we believe we could replace them.  However,  it would cause a disruption of our business  until they are replaced,  and the  replacement  leases or contracts may not be at favorable rates or on terms.

Growth Strategy

     While a large number of companies  specializing  in the conversion of voice
data   to   digital   data   for    transmission    over   the   internet,    or
Voice-Over-Internet-Protocol,  have been formed in recent  years,  most focus on the build out and development of international networks in the effort to capture a high margin revenue base. We believe that in this very competitive  landscape, offering many voice and data transmission  options,  leasing time (or purchasing
minutes)  on   Voice-Over-Internet-Protocol   networks  will  quickly  become  a
commodity  business,  as the various  competitors whittle margins to gain growth and market share.

     We intend to leverage our position in the Internet telephone communications market to make communications services readily available worldwide. Our strategy includes the following key elements:

o    Promote our  services  through  direct  sales and  marketing  and,  through relationships  with resellers and leading Internet  hardware,  software and content companies.

o    In addition to  minutes-based  revenue,  we intend to pursue new  web-based revenue opportunities from banner and audio advertising.

o    Strengthen and enhance our brand recognition by cooperatively marketing our
     Internet telephone  communications services with leading companies in other market segments.

     Many  e-commerce  sites have  discovered the necessity of having a customer service  representative  talk with potential  buyers.  However,  traditional 800 numbers are still relatively  expensive,  and require some effort on the part of the customer to initiate the call. With our "Phone-me-now"  technology, a simple click of a button will connect the customer with the seller's  representative at very low  rates.  To further  lower  operating  costs,  we are  exploring  joint ventures with customer service centers in English speaking countries where wages are lower to make customer service more affordable for e-commerce companies.

Sales and Marketing

     We have developed a marketing strategy based on increasing customer traffic to our website and strengthening our brand name.

     Internet Advertising. We have taken a selective approach in our advertising strategy.  We attempt to maximize the return from  promotional  expenditures  by choosing advertising media based on the cost relative to the likely audience and ability to generate increased traffic for our website. We identify a country and customer group to whom we desire to market our virtual calling cards.

     We place advertisements on various websites and Internet portals frequently visited  by  this  customer  group  in  the  United  States  and  abroad.  These advertisements  usually  take the form of banner ads that  encourage  readers to
click  through  directly  to  our  website.   We  believe  that  placing  banner
advertising  on these  websites  and  portals  may  significantly  increase  our targeted exposure to prospective customers and increase our name identity.

     Customer  Electronic  Mail  Broadcasts.  We actively  market to our base of customers  through  e-mail  broadcasts,  which  is an  electronic  form  of mass mailing.  All new virtual calling card purchasers are automatically added to our electronic mailing list. We e-mail messages on a periodic basis to our customers announcing new rates, new countries, new products and new features.

     Electronic Mail to Select Mailing Lists. We also deliver e-mail  broadcasts to  certain  select  mailing  lists  from  time  to  time  announcing  pertinent information, including the addition of a new country, new products and rates.

     Other Methods.  We will continually  review other potential  cost-effective methods of  advertising  and  marketing  our products  and services  through the
Internet.  Such methods may include the use of an affiliate program, chat rooms, video e-mail and other methods.

Customer Support and Service

     We  believe   that  our  ability  to  establish   and  maintain   long-term
relationships with our customers and encourage repeat purchases is dependent, in part, on the strength of our customer support and service  operations and staff.
Our customer  support and service  personnel are available Monday through Friday from 8:00 a.m. to 9:00 p.m.  Pacific  Standard Time and Saturday from 10:00 a.m.
to 6:00 p.m.  Pacific  Standard  Time, via  telephone.  In addition,  we provide
e-mail support staff 24 hours a day, seven days a week.  These services  include pre and post-sales support for orders and usage of our products and our customer service department responds immediately.

     Our website has been designed around  industry  standard  architectures  to reduce downtime in the event of outages or catastrophic occurrences. Our website provides 24 hour a day, seven days a week  availability.  Our website operations staff  consists of systems  administrators  who manage,  monitor and operate our website.  The continued  uninterrupted  operation of our website is essential to our business,  and it is the job of the site operations staff to ensure,  to the greatest extent  possible,  the  reliability of our website.  We provide our own connection to the Internet through voice and data network services provided by a company  named Global  Crossing.  We believe that these  telecommunications  and
Internet  service  facilities  are  essential to our operation and we anticipate upgrading these facilities as volume and demand for our service grow.

Technology

     We use a  combination  of our own  proprietary  software  applications  and commercially available licensed technology to conduct our Internet and telephone routing operations.

     Proprietary  Technology.  We have developed  proprietary  customer software which  permits a customer to purchase and receive our virtual  calling  cards on our website by using a credit card. We have also developed  proprietary customer software to allow our world access virtual  calling cards and phone collect PINs to initiate calls through regular telephone lines using our website and enhanced services platform.  We have also developed various  proprietary credit and fraud management applications, which aid us in checking credit and limiting fraudulent transactions.

     Our  engineering  staff  consists of  software  development  engineers  and consultants  based on our wholly owned  subsidiary in Sri Lanka. We historically
have  developed  and  expect  to  continue  to  develop   proprietary   software
internally.  Our engineering strategy focuses on the development of our website, which  includes the  enhancement  of features and  functionally  of our existing software components,  the development of additional new software components, and the integration of off-the-shelf components into our systems.

     Commercially  Available Licensed Technology.  Our strategy has also been to license  commercially  available technology whenever possible rather than seek a custom-made  or  internally-developed  solution.  We believe that this  strategy enables us to reduce our operating costs and to respond to changing  demands due to growth and  technological  shifts.  This strategy also allows us to focus our development  efforts on creating  and  enhancing  the  specialized,  proprietary software applications that are unique to our business.  Listed below are some of our key architectural components:

o    High  speed  links  to  the  Internet  through  Global  Crossing's  network services;
o    Dell clustered Servers for web and data base  applications  running Windows
     NT, Linux and Microsoft SQL Server 7.0;
o    Microsoft  Internet  Information Server 4.0 has been chosen for its ability to secure sensitive customer information through SSL encryption; and
o    Microsoft SQL Server 7.0 is a relational  database.  All customer names and addresses,  PINs,  number of purchases  and call records are stored  within this database.

     We depend on a Internet  service  provider to provide Internet access to us and our customers.  The parties  responsible for completing the  transmission of our calls in foreign countries also rely on local Internet service providers for access to the Internet in their  countries.  If we lost our connection  with our
Internet service providers,  we could not sell our virtual calling cards through our website,  and web initiated calls could not be made by our customers,  until the connection was  reestablished.  If a local party  responsible for completing the  transmission  of  our  calls  in  a  foreign  country  loses  its  Internet connection, we could not route calls over the Internet to that destination until the  connection  was  reestablished.  These  failures  could  cause  us to  lose customers and our ability to sell virtual  calling cards and telephone  services would be affected.

     Our  customers  also rely on Internet  service  providers for access to the
Internet.  If our  customers  cannot  access  Internet,  they cannot  access our website to purchase virtual calling cards or make web initiated calls.

Government Regulation

     Regulation  of the  Internet.  The United  States  Congress and the Federal
courts have taken actions that, in some cases impose some forms of regulation on the  Internet,  and in other cases protect the Internet  from  regulation.  This includes  restrictions  on some forms of content  placed on the Internet.  These regulations have had mixed success in the Federal courts.  Conversely,  Congress passed  legislation  in  1998  that  imposed  a  three-year  moratorium  on  the imposition of new taxes on Internet transactions. At the same time, numerous new bills have been proposed that would further regulate various aspects of Internet commerce,  and ensure the continued  deregulation of others. It is impossible to say at this time  whether  and to what extent the  Internet  may  ultimately  be regulated by the United States government.

     The European  Union has also  enacted  several  directives  relating to the
Internet,  including  one  permitting  European  consumers  to sue in their  own country persons from another country  retailing goods over the Internet.  On the other hand, the G8 countries have recommended that digital products (such as our virtual calling cards) should be exempt from all import taxes and custom duties.
As with the United States  Congress,  the European Union, and the governments of individual foreign countries,  are actively considering propose legislation that could result in new  regulations  on the Internet.  Increased  regulation of the
Internet may decrease its growth,  which may negatively impact the cost of doing business via the Internet or otherwise materially adversely affect our business, results of operations and financial condition. In addition, applicability to the
Internet  of  existing  laws  governing  issues  such  as  property   ownership,
copyrights and other  intellectual  property issues,  taxation,  jurisdiction to sue, libel,  obscenity and personal  privacy is uncertain.  The vast majority of such laws were adopted prior to the advent of Internet and related technologies.
As a result,  these laws do not  contemplate or address the unique issues of the
Internet and related technologies.

     Potential  Regulation of Internet  Telephony.  To our knowledge,  there are currently no domestic and few  international  laws or regulations  that prohibit the transmission of voice  communications  over the Internet.  If Congress,  the
FCC,  state  regulatory  agencies  or  governments  of  other  countries  impose substantial  regulations  relating  to  Internet  telephony,  the  growth of our business could be adversely affected. In the United States, several efforts have been made to enact federal legislation that would either regulate or exempt from regulation  telecommunication  services provided over the Internet. State public utility  commissions  may also attempt to regulate the  provision of  intrastate
Internet  telephony  services.  In late 1998 and early  1999,  however,  the FCC issued two decisions that suggest that all  transmissions  over the Internet may be jurisdictionally  interstate, and these decisions may restrict the ability of state public  utility  commissions  to regulate  Internet  telephony.  Recently, however,  a Colorado court ruled that Internet telephone service companies would be subject  to payment of  originating  and  terminating  access  charges to the incumbent  provider.  Imposition of such charges on our services  would increase our  costs.  Internationally,  a number of  countries  that  currently  prohibit competition in the provision of voice  telephony have also  prohibited  Internet telephony. Other countries permit but regulate Internet telephony.

     On April 10,  1998,  the FCC  issued a Report to  Congress  concerning  its implementation  of the universal  service  provisions of the  Telecommunications
Act. In the Report,  the FCC  indicated  that it would  examine the  question of
whether  any  forms  of   "phone-to-phone"   Internet  Protocol   telephony  are
information services,  which are unregulated,  or  telecommunications  services, which are fully regulated. The Report noted that the FCC did not have, as of the date  of the  Report,  an  adequate  record  on  which  to make  any  definitive pronouncements.  The FCC did, however,  note that the record before it suggested that some forms of  phone-to-phone  Internet  telephony  appear to have the same functionally as non- Internet Protocol telecommunications services.

     While the FCC found that it needed a more complete  record to establish new rules,  it  tentatively  concluded  that  providers of  phone-to-phone  Internet telephony  services should be treated like other providers of telephone service.
This means that they should be required to make payments into Federal  universal service subsidy programs.  To date, the FCC has taken no further action, and has not imposed this  obligation on Internet  telephony  providers.  It may do so at some time in the  future,  however,  and such a  decision  could have a material adverse effect on our business,  increasing our costs, and the price at which we can offer our Internet telephony services.

     Regulation  of  Leased  Lines and  Carriers.  When we lease  long  distance telephone  capacity  from  third-party  carrier,  we rely on them to comply with local laws and  regulations.  We have no control  over the manner in which these companies operate in these countries. Foreign regulatory,  judicial, legislative or  political  entities  may raise  issues  regarding  the  compliance  of these companies  with local laws or  regulations,  or limit their ability to carry our calls.

     State Laws. Several states have also proposed  legislation that would limit the uses of personal user information gathered online or require online services to establish  privacy  policies.  Changes to existing laws or the passage of new laws  intended to address  these issues could reduce  demand for our services or increase  the cost of doing  business.  In  addition,  because our  services are accessible  worldwide,  and we facilitate the sale of goods to users  worldwide, other jurisdictions may claim that we are required to comply with their laws. We are qualified to do business in Nevada, Florida, Colorado,  California and Texas only,  the failure by us to qualify as a foreign  corporation  in a jurisdiction where we are required to do so could  subject us to taxes and  penalties for the failure to qualify and could  result in our  inability  to enforce  contracts in such jurisdictions.  Any such new legislation or regulation,  or the application of laws or regulations from  jurisdictions  whose laws do not currently apply to our business,  could have a material  adverse effect on our business,  financial condition and operating results.

     Sales Taxes.  We do not currently  collect sales or other similar taxes for virtual calling cards or other services sold through our website, other than for virtual calling sold to Texas residents. However, one or more states may seek to impose sales tax or similar  collection  obligations on out-of-state  companies, such as ours, which engage in Internet commerce. A number of proposals have been made at the state and local level that would impose additional taxes on the sale of goods and services through the Internet.  Such proposals,  if adopted,  could substantially  impair the growth of online commerce,  and could adversely affect our opportunity to derive financial  benefit from such activities.  Moreover,  a successful assertion by one or more states or any foreign country that we should collect sales or other taxes on the sale of virtual calling cards or services on our system could have a material adverse effect on our operations.

     Legislation  imposing a  moratorium  on the ability of states to impose new taxes on Internet-based transactions was passed by the United States Congress in
1998.  The  tax  moratorium  will be in  effort  only  until  October  2001  but moratorium  expires at the end of its three-year term, there can be no assurance that  the  moratorium  could  allow  various  states  to  impose  new  taxes  on
Internet-based  commerce.  The  imposition  of such taxes  could have a material adverse effect on our business,  financial condition and operating results.  The same  legislation  that  imposed the  moratorium  also  established  an Advisory
Commission  to consider  methods by which  states  could  impose  sales taxes on
Internet transactions.

Competition

     With respect to prepaid  calling cards, we compete with many of the largest telecommunications providers, including AT&T, MCI WorldCom, Cable & Wireless and
Sprint.  These companies are  substantially  larger and have greater  financial, technical,  engineering,  personnel and marketing  resources,  longer  operating histories,  greater name  recognition  and larger  customer bases than we do. We also compete with smaller, emerging carriers in the prepaid calling card market, including Ursus Telecom Corporation, RSL Communications,  IDT Corp. and ValuComm
Communications  Corp.  We  may  also  compete  with  large  operators  in  other countries.  These companies may have larger, more established customer bases and other competitive advantages.  Deregulation in other countries could also result in significant rate reductions.  We believe that additional  competitors will be attracted to the prepaid card market.  These competitors include  Internet-based service  providers  and other  telecommunications  companies.  Competition  from existing or new  competitors  could  substantially  reduce our revenues from the sale of these cards. A general  decrease in  telecommunication  rates charged by international  long distance  carriers could also have a negative  effect on our operations.

     An increasing number of large,  well-capitalized companies are entering the market for Internet telephony products and services.  As a result, we may not be able to compete  effectively with our competitors in this market, or to increase our customer base. Various major long distance  providers,  including AT&T, Bell
Atlantic  Corporation and Deutsche Telekom AG, as well as other major companies, including Motorola,  Inc., Intel Corporation and AOL-Time Warner, Inc., have all entered  or plan to  enter  the  Internet  telephony  market,  in some  cases by investing  in  companies  engaged  in  the  development  of  Internet  telephony products.  Our  competitors  also  include  a  number  of  companies  that  have
introduced   services  that  make  Internet  telephony  solutions  available  to businesses and consumers.  Net2Phone, Delta Three, ITXC Corp., iBasis, Inc., and
MCI WorldCom  provide a range of Internet  telephony  services to consumers  and businesses  that are  similar  to the ones we offer.  Several  other  companies, including AT&T, Sprint and Qwest Communications,  have announced their intention to  offer  these  services  on a wider  bases  in both  the  United  States  and internationally.

     In addition,  we compete in the market for Internet telephone services with companies  that  produce  software  and  other  computer  equipment  that may be installed on a user's computer to permit voice communications over the Internet.
Current Internet  telephony  products include  VocalTec  Communications,  Ltd.'s
Internet Phone,  QuarterDeck  Corporation's WebPhone and Microsoft's NetMeeting.
Also,  a number  of large  companies,  including  Cisco  Systems,  Inc.,  Lucent
Technologies,  Inc.,  Northern Telecom Limited,  Neura  Communications,  Clarent
Communications and Dialogic Corp. offer or plan to offer  server-based  Internet telephony products. These products are expected to allow communications over the
Internet  between  parties using a multimedia PC and a telephone and between two parties using telephones.

     We believe that the principal  competitive  factors affecting our market in no particular order are;

o     price and rates;
o     quality of transmission;
o     product accessibility and ease of use;
o     customer service;
o     brand recognition;
o     website convenience and accessibility;
o     targeted marketing directly to probable users of the services;
o     quality of search tools; and
o     system reliability.

     Increased  competition  may result in reduced  operation  margins,  loss of market share and  diminished  value in our brand.  We cannot  assure you that we will be able to compete successfully against current and future competitors.  As a strategic  response to changes in the  competitive  environment,  we may, from time to time,  make certain  prices,  service or marketing  decisions that could have  a  material  adverse  effect  on our  business,  financial  condition  and operating results.

     New  technologies  and the expansion of existing  technologies may increase competitive  pressures by enabling our competitors to offer lower-cost services.
Certain web based  applications  that direct Internet  traffic to other websites may channel users to services that compete with us. In addition,  companies that control  access to  transactions  through  network  access or web browsers could promote  our  competitors  or  charge us  substantial  fees for  inclusion.  The occurrence  of any of these events could have a material  adverse  effect on our business, financial condition and operating results.

Our New Product Lines

      Whoofnet.com

     iDial  Networks  wholly owned  subsidiary,  Whoofnet.com,  holds offices in
Florida,  London and  Sweden.  Whoofnet.Com,  Inc.  is a network of  interactive services,  web brands,  e-commerce services and marketing  services.  Similar to web-sites such as Yahoo,  Whoofnet.Com  provides a central site where a customer can access third party content by using  Whoofnet.Com's Web search and directory services,  community and personalization features,  personal Web publishing, and online shopping. Whoofnet.Com seeks to draw a large number of viewers to its web sites by providing a one-stop  destination for  information,  communication  and shopping  services  on the Web.  The company  will  generate  revenue  through a variety of sources  including,  but not  limited  to,  selling  advertising  and sponsorships,  electronic commerce and by licensing its products and technology.
Whoofnet.Com is also an Application  Service  Provider,  which is a company that develops software application that are delivered to customers over the Internet, and  has  several  Internet  brands  including  Whoofnet.Com  portal,  WhoofBiz,
WhoofTelCo and WhoofMail. Through its strategic alliances, Whoofnet will develop and  offer  easy  to  deploy,  end-to-end  e-commerce  solutions  for  companies operating in the Internet market.

     In addition to  Whoofnet.com's  internet  site, it also provides  marketing services  to test and  market  products  to  customers,  such as the iDial  Gold
Advantage Card. Our strategy is to use Whoofnet.com to market goods and services for itself and others with emphasis on the European  market.  This strategy will produce  income  from  actual  sales made by  Whoofnet or those with whom we are allied.

      iDial Gold Advantage Card

     The iDial Gold Advantage Card is an ATM/Debit Card that offers an extensive
Consumer Benefits Package. It is an inexpensive, fast and secure way to transfer funds domestically and  internationally.  It is a reloadable debit card that can be used at ATM's all around the world.  It can be used to buy gas,  groceries or other  items from  merchants  with debit card  capability  and has an  extensive
Consumer Benefits Package offering savings on pharmacy, vision, dental, hearing, travel,  gifts,  vitamins,  and more.  iDial  Gold  Advantage  Card comes with a primary card and a family card  enabling  them to save up to 75% on National and
International  money  transfers.  The customer  receives two (2) identical cards when  they join the  program.  The  second  card can be used to  transfer  money domestically or internationally,  just by forwarding the second card to a family member or friend  anywhere in the world.  This enables the second  cardholder to withdraw funds from any ATM machine worldwide.

      Fax Messaging

     2Sendit.com  Inc.  is  an  established   fax-messaging   provider  for  the
information  dissemination  market.  Fax  messaging  is simply  the  process  of delivering  mass  mailings via  facsimile.  Due to today's  desire for immediate delivery of  information,  fax  messaging  has become a popular means to deliver information quickly.

     Fax  Messaging  has  emerged  as a low cost  source  of  communication  for companies  to get a message  out,  where  messages  range  from  newsletters  to restaurant  menus. Fax messaging has proven to a less expensive than traditional mail.  Traditional  mail remains as a popular  choice for getting a message out, however,  with costs of postage,  envelope and printed  material  all  necessary pieces,  today's budget constraints find that these expenses limit the number of recipients. Fax messaging provides a low cost, high volume method of getting the same material out of the recipients.  An underlying  benefit is that the results are almost  immediate.  While a traditional  mail piece may take up to a week to deliver,  fax  messaging  usually  takes  less  than an hour to  reach  the same audience. Fax messaging also has a cost related only to completed messages. With traditional  mail,  the cost is paid up front and there are no refunds  for lost mail, unused postage, or damaged material.

      Products

     Fax  messaging is simply the ability to send a message via  facsimile to an intended  recipient.  Customer normally provide a recipient list, however, we do provide  lists  for some  customers.  We do offer  additional  services  such as database management, fax removal, and limited email messaging.

      Growth Strategy

     While  several fax  messaging  companies  have emerged in the recent years, many others have been unable to sustain volume and have subsequently merged with competitors.  We have chosen to maintain a slow growth cycle by adding customers through new advertising and marketing.  We offer highly  competitive rates along with the capacity to complete jobs in a timely manner.

     We use the following websites as a primarily method of advertising:

a)    www.2sendit.com
b)    www.2faxit.net
c)    www.2faxitnow.com
d)    www.mailing-solutions.com

     2sendit.com is also researching the possibility of merging with competitors as a method of growing the business.

   Technology

     2sendit.com uses licensed  software along with both Dialogic and Brooktrout fax cards. These cards are connected to third party high capacity digital lines.
This technology allows the mass transmission of faxes through each fax server.

   Governing Laws

     While the laws of each state are changing daily, most of the governing laws are federal. 2sendit.com works with each municipality to make sure that it is in full  compliance  with these  changing  laws.  2sendit.com  makes sure that each transmission  has the required pieces of information on it before  sending.  The federal laws require that each fax have the sender  information as well a method for removal.

Employees

As of December 31, 2001, we had 15 full-time and 7 part-time employees.  None of our employees are represented by a labor union. We have not experienced any work stoppages and consider our employees relations to be good.

     Our future  performance  depends  in  significant  part upon the  continued
service of our key technical and senior management  personnel,  none of whom are bound by an employee agreement requiring service for any defined period of time.
The loss of services of one or more of our key  employees  could have a material adverse effect on our business,  financial condition and operating results.  Our future success also depends in part upon our continued ability to attract, hire,
train  and  retain  highly   qualified   technical  and  managerial   personnel.
Competition  for such personnel is intense and there can be no assurance that we can retain our key personnel in the future.

     We maintain a facility of  approximately  1,300  square feet at 5825 Sunset
Blvd.,  Suite  202,  Hollywood,   CA  90028.  The  rent  for  this  facility  is
approximately $1,625 per month and is leased on a month-by-month basis.

     We maintain our  administrative  offices at 1211 S. Parker Road, Suite 203,
Denver CO 80231 for use by our wholly owned subsidiary 2sendit.com. The facility is approximately 1,038 square feet. The rent is approximately $1,340 per month.

     We maintain a facility in Colombo,  Sri Lanka of approximately 2,500 square feet.  The rent is  approximately  $1,500  per month  and is used as a  customer service and R&D staff facility.

     We believe that our space is adequate for our current needs.  As we expand, we expect that  suitable  additional  space will be  available  on  commercially reasonable  terms,  although no assurance  can be made in this  regard.  We also believe our property is adequately covered by insurance.

Legal Proceedings

     We  occasionally  become  involve in  litigation  arising out of the normal course of business. There are no legal proceedings against us at this time.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

     We were incorporated in May 1997 as a Nevada Limited Liability  Corporation
as WoodComm  LLC. In April 1999  WoodComm LLC was  reorganized  from an LLC to a
Nevada Corporation WoodComm International, Inc.

     In December 1999, Desert Springs  Acquisition  Corporation  acquired all of the issued and  outstanding  common  shares of WCI in  exchange  for  30,930,000 shares of common stock of Desert Springs. For financial reporting purposes,  the business  combination  was  accounted  for as an  additional  capitalization  (a reverse  acquisition with WCI as the acquirer).  WCI is considered the surviving entity.  The historical  financial  statements  prior to the merger are those of
WCI.  Desert  Springs only assets and  liabilities  consisted of a liability for
$80,346. The liabilities were not assumed in the merger.

     In  January  2000,  Desert  Springs  Acquisition  Corp  moved  its state of incorporation  to Nevada by merger  of the  Colorado  Corporation  with and into
iDial Networks, Inc., a Nevada corporation.

     We developed an  international  Voice-Over-Internet-Protocol,  also know as
Voice-Over-Internet-Protocol,  telecommunications  service  business.  In August
2000 we began to expand and change  over  business  model.  In August  2000,  we purchased an Internet  portal and marketing  company  Whoofnet.com.  In November
2000, we purchased 2sentit.com,  an enhanced service provider providing enhanced communications  services.  We own a 100% interest in both  acquisitions and have
consolidated   the   financial   position  and  results  of  operations  in  the
accompanying financial statements.

Revenues

     We derive our revenues from two different sources, through the direct sales of our  products  over the  Internet  and through our own direct sales force and secondly through the wholesale of our products and services through  independent retail and  wholesale  channels of  distribution.  Revenues from the sale of our phone card  products,  whether  sold  directly by us or through our  independent retail and wholesale  channel,  are deferred and recognized as calling  services are used.  All other  products  revenues  are  recognized  as the  product  upon shipment and invoicing of the product to the customer.

     All Internet  sales of our  products  are made over the Internet  primarily through credit card purchases. We use credit card processing companies to verify credit cards.

     Accounts  receivable  consists of amounts owed by our retail and  wholesale channel  relating  to  product  sales.  At  December  31,  2000 and 1999,  three companies  accounted for 46% and less than 1% of total accounts  receivable.  At
December 31, 2000, two companies accounted for 36% of total accounts receivable, while one  receivable  accounted for 72% of accounts  receivable on December 31,
1999.  Customers  purchase our Internet  products  primarily  using major credit cards, which are reimbursed by credit card processing companies. Accordingly, we do not routinely perform on-going credit evaluations of our Internet  customers, but do perform  evaluations of our credit card  processors.  Our receivables are generally  unsecured.  During 1999, one customer  accounted for more than 50% of total sales.  During 2000, no one customer  accounted for more than 10% of total sales.

Expenses

     Selling,  general and  administrative  expenses  consist of advertising and promotional  expenditures,  payroll  and  related  expenses  for  executive  and administrative personnel,  facilities expenses,  professional services expenses, travel and other general corporate expenses. Selling, general and administrative expenses increased to $8,686,190 for 2000 from $543,896 for 1999. These expenses for 2000 included a non-cash  charge of $6,293,205 for the value of stock issued at fair market value to officers and  directors for  compensation  ($1,754,884 )
and to various  consultants  for services  ($4,538,321 ) (see Note 8 to Notes To
Consolidated  Financial  Statements).  During 2000, our capital expenditures and payments on capital leases totaled $200,074.  These expenditures and payments on expenditures  were  $26,651  during 1999.  As we continue to grow,  we expect to expand our infrastructure by increasing our capital  expenditures and leases. We expect these  expenditures  will represent a smaller  percentage of sales as our sales volume grows.

     Since inception,  we have incurred  significant  losses and, as of December
31, 2000, had an accumulated  deficit of $9,970,307.  We expect operating losses and negative  cash flow to continue  through at least the forth quarter of 2001.
We expect to incur additional costs and expenses related to:

-    marketing and advertising related to product sales and brand development;
-    purchases of equipment for our operations and network infrastructure;
-    the expansion of our telecommunications network into other countries;
-    the continued development of our website transaction processing and network infrastructure;
-    development and improvement of additional products and services;
-    the hiring of additional personnel; and
-    the payment of  commissions  to various  Internet  companies  for marketing products to their customers.

     We have a limited  operating  history on which to base an evaluation of our business and  prospects.  You must also  consider our  prospects in light of the risks,  expense and  difficulties  frequently  encountered by companies in their early stage of development,  particularly  companies in new and rapidly evolving markets such as e-commerce.  Such risks for us include,  but are not limited to, an evolving  and  unpredictable  business  model and  management  of growth.  To address  these  risks,  we must,  among other  things,  maintain  and expand our customer  case,  implement and  successfully  execute our business and marketing strategy, continue to develop and upgrade our technology and systems that we use to  process  customers'  orders  and  payments,  improve  our Web site,  provide superior  customer  service,  respond to competitive  developments  and attract, retain and motivate qualified  personnel.  We cannot assure stockholders that we will be successful in addressing such risks, and our failure to do so could have a material adverse effect on our business,  prospects,  financial  condition and results of operations.

Results of Operations

The following  table sets forth  statement of operations data as a percentage of revenues for the periods indicated:

                          Years Ended December 31,    Nine Months Ended September 30,
                        ---------------------------     ---------------------------
                            1999            2000            2001           2000
                        -----------     -----------     -----------     -----------

Total revenue                 100.0%          100.0%          100.0%          100.0%

Cost of sales                  95.3           115.2            95.7           163.3
                        -----------     -----------     -----------     -----------

Gross profit (loss)             4.7           (15.2)            4.3           (63.3)

Selling, general and
 administrative                34.5           483.4            55.5           378.6
                        -----------     -----------     -----------     -----------

Net operating loss            (29.8)          498.6           (50.7)         (441.9)

Interest expense               (5.8)           (8.7)          (11.2)           (5.1)
                        -----------     -----------     -----------     -----------

Net loss                      (35.6)         (507.3)          (61.8)         (447.0)

Other   comprehensive           -              (2.3)            -              -
                        ----------      -----------     ----------      --------
loss

Comprehensive loss            (35.6)%        (509.6)%         (61.8)%        (447.0)%
                        ============    ===========     ===========     ===========

Comparison of Nine Months Ended September 30, 2001 and 2000

     Sales increased  $3,454,839 or 364% for the nine months ended September 30,
2001  compared to the nine months ended  September  30, 2000.  This is primarily
attributable   to  the  increase  in  revenue  related  to  the  acquisition  of
2Sendit.com  ($1,744,105)  and  the  expansion  of  our  VoIP  calling  services
($2,660,404).

     Selling,  General and administrative expenses decreased $1,174,287 or 32.7%
for the nine months  ended  September  30,  2001  compared to the same period in
2000. This decrease is primarily due to the increase in amortization  expense of
$564,045  and  a  decrease  of   approximately   $1,600,000  in  consulting  and
professional  fees for the nine months ended  September 30, 2001 compared to the same period in 2000

     Cost of  sales  consist  primarily  of the  costs  of  transmission of long distance traffic over our networks and the wholesale cost of products  purchased for resale by us. Cost of sales increased to $4,214,825  (including  $753,004 of depreciation) for the nine month period ended September 30, 2001 from $1,551,046
(including  $619,156 of depreciation)  for the nine month period ended September
30, 2000.  This  $2,663,779  increase was  attributable  to our increased  sales volume  in  primarily  both  retail  and  wholesale  and costs  associated  with
additional  sales   attributable  to  our  2  acquisitions,   2  Sendit.com  and
Whoofnet.com.

     Gross profit for the period increased from approximately (63.3%) in 2000 to
4.3% in 2001.  This  decrease  is  primarily  related to the  decrease  in costs attributable to certain foreign country regulation over our VoIP network.

     Interest expense  increased to $491,208 from $48,245  primarily as a result of  additional  amortization  expense of  $367,004  from  discounts  recorded on in-the-money  conversion features associated with our convertible notes payable.
We also had more debt  outstanding  during the nine months ended  September  30,
2001 than the prior year.

     Comprehensive  loss  decreased to  $2,722,376  or 35.8% for the nine months ended  September 30, 2001 compared to the nine months ended  September 30, 2000.
This increase is primarily  related to the increase in depreciation  from assets purchased for the expansion of our VoIP network and for amortization of goodwill associated with the purchase of Whoofnet.Com and 2Sendit.Com.

Comparison of Years Ended December 31, 2000 and December 31, 1999

     Sales.  Sales  increased to $1,796,897  million for the year ended December
31, 2000 from  $1,575,826  for 1999 as a result of the growth of our network and retail  customer base.  This  represents a 14% increase over 1999 as a result of this growth.

     Cost  of  Sales.  Cost  of  sales  consists   primarily  of  the  costs  of
transmission  of long distance  traffic over our networks and the wholesale cost of products  purchased  for resale by us. Cost of sales  increased to $2,069,574
(including  $461,743 of depreciation)  for the year ended December 31, 2000 from
$1,502,036 (including $113,333 of depreciation) for 1999. This $567,538 increase was  primarily  attributable  to our  increased  sales volume in both retail and wholesale.  Gross  profit was (15%) in 2000  compared to a gross profit of 5% in
1999.   This  20%  decrease  was  primarily   attributable  to  an  increase  of
depreciation  due to the  expansion  of our VoIP  network.  We expect the dollar amount of cost of sales to  increase  in future  periods to the extent  that our sales volume increases.

     Selling,  General and Administrative.  Selling,  general and administrative expenses  consist of  advertising  and  promotional  expenditures,  payroll  and
related  expenses  for  executive  and  administrative   personnel,   facilities
expenses,  professional  services  expenses,  travel and other general corporate expenses.  Selling,  general and administrative expenses increased to $8,686,191 for 2000 from  $543,896 for 1999.  These  expenses for 2000  included a non-cash charge of $  6,293,205  for the value of stock  issued at fair  market  value to officers and directors for compensation ($ 1,754,884) and to various consultants for  services  ($4,538,321)  (see  Note 8 to  Notes  To  Consolidated  Financial
Statements).   Non-cash  depreciation  and  amortization  expense  increased  to
$1,212,867 from $113,333in 1999 as a result of the  Whoofnet.com and 2Sendit.com
acquisitions.   Excluding   these   non-cash   items,   selling,   general   and
administrative  expenses increased to $1,180,119 in 2000, from $543,896 in 1999.
This  increase is  attributable  to  including  Whoofnet.com  and  2Sendit.com's selling,  general  and  administrative  expenses  from the date of  acquisition.
Selling,  general  and  administrative  expenses  are  expected to decrease as a
percentage  of  revenue  in  future   periods   because  our  existing   company
infrastructure  will allow increases in revenues without having to incrementally add overhead.  However, we expect these expenses to increase in absolute dollars as we continue to pursue advertising and marketing  efforts,  expand our network termination  locations  worldwide,  expand our staff and incur  additional costs related to the growth of our business and being a public company.

     Other Expenses. Other expenses consist of a $156,630 of interest expense in
2000 from $90,654 in 1999.  The increase is primarily due to additional  capital lease obligations.

     Net Loss. We incurred a net loss of  $9,115,498for  the year ended December
31, 2000 as compared to $560,760 for 1999. The net loss for 2000 was affected by non-cash charges of $ 6,293,205,  non-cash depreciation and amortization charges of $1,212,867 and interest expense of $156,630, as described above.

     Income Taxes. As of December 31, 2000, we had  approximately  $9,970,000 of net operating loss carry forwards for federal income tax purposes,  which expire beginning in 2011. We have provided a full  valuation  allowance on the deferred tax asset, consisting primarily of net operating loss carry forwards, because of uncertainty regarding its future reliability.  Limitations on the utilization of these carry forwards may result if we experience a change of control, as defined in the Internal Revenue Code of 1986, as amended,  as a result of changes in the ownership or our common stock.

Liquidity and Financial Position

     During the nine  months  ended  September  30,  2001,  our net cash used in operations was, $253,889 attributed to a net loss of $2,722,376 mitigated by non cash  charges  for non cash  interest  expense  amortization,  depreciation  and amortization of $2,326,703.  The shortfall was primarily funded through accounts payable.

     As of December  31,  2000,  we had  approximately  $67,410 of cash and cash equivalents. As of that date, our principal commitments consisted of obligations under leases and contracts for long distance transmissions.

     Net cash used in  operating  activities  was  $723,439  for the year  ended
December 31, 2000 and $31,246 in 1999. Net cash used in operating activities for
2000 and 1999 primarily  consisted of net operating  losses as well as increases in other assets,  offset by depreciation and amortization,  non-cash charges for stock  issued for  services and  compensation,  increases  in accounts  payable, accrued expenses and accrued interest.

     Net cash from (used in)  investing  activities  consists  of  additions  to property and equipment,  including computer  equipment,  cash from acquisitions, fax  equipment and internet  gateways for voice over the Internet  transmission.
Net cash from (used in)  investing  activities  was  $103,002 for the year ended
December 31, 2000 and $(26,651) in 1999.

     Net cash  provided by (used in) financing  activities  was $676,368 for the year ended  December 31, 2000 and $(49,115) for 1999. Net cash used in financing activities  for 2000 was  impacted  by an  increase  in  stockholder  loans  and proceeds from the issuance of common stock.

     iDial  currently  is in the  process of raising the  necessary  capital for continuing its growth through the following activities:

1.   Bank Loan - we expect to close on a facility  that  provides the  necessary capital for continuing operations.  Negotiations are currently taking place to secure the loan.

2.   Acquisition - We will pursue  acquisition  opportunities  to rapidly expand its  revenue  and  profits.  This  will also  strengthen  our cash flow and operating position.

3.   Financing - We continue to seek  additional  debt or equity sales from time to time.

     In July 2001, we issued an 8% convertible  note in the principal  amount of
$750,000 to an unrelated  investor,  Laurus  Master  Fund,  Ltd. Net proceeds of
$610,250 (after legal fees of $61,500,  a fund managers fee of $75,000 and other expenses of $3250) is being used to fund working capital and expansion.

The company  commenced a review of its operations in January 2001 and instituted a program to consolidate  the  operations and reduce or eliminate  redundant and certain other costs.  Included in such costs are the expenses  related to office facilities  (approximately  $14,000 per month),  internet  charges and telephone line expenses (approximately $4,000 per month), and the elimination of outsource mail server costs  (approximately  $25,000 per month). In addition,  the company reduced  payroll and related fringe  benefits costs  (approximately  $12,000 per month) and renegotiated its carrier agreement in June 2001 to reduce the related costs 14%. In addition, the Company has brought in house many of the services it was outsourcing in prior years,  thereby further  reducing  overhead  related to consulting and professional  services  (approximately  $175,000 per month).  The impact of these cost  reductions  commenced  in the 2nd  Quarter of 2001 and the full effect will begin to reflected in the  company's  3rd Quarter 2001 results.
The company anticipates achieving positive cash flow by the 2nd Quarter of 2002

The company  believes  that the current cash on hand is  sufficient to allow the company to sustain its current operations.  However,  without additional funding of $1,000,000,  the company believes that it will not generate net income during fiscal year 2002. As described  above, the company is discussing the possibility of  additional  financing.  The company also  anticipates  quarterly  revenue of
$1,300,000 or more on a going forward basis, which will allow the company's cash flow to improve.

     We do not have existing  capital  resources or credit lines  available that are  sufficient to fund our  operations  and capital  requirements  as presently planned over the next twelve months. We are actively  pursuing  additional funds through the  issuance  of debt  and/or  equity  instruments.  Currently,  we are discussing  with Laurus  Master  Fund,  Ltd.  the  possibilities  of  additional financing. However, no formal agreements have been reached and no assurances can be given that such financing will be forthcoming.

                DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

     The  following  table sets forth the names of all of our current  directors and  executive  officers as of December 31, 2001,  with each position and office held by them and their periods of service in the capacities listed.

                                                         Month and
                                                        Year First
                                                        Elected or
        Name          Age   Position With the Company    Appointed
        ----          ---   -------------------------    ---------

Mark T. Wood          40   Chairman of the Board,           January
                           Chief Executive Officer,            2000
                           President & Secretary
Carl K. Battie        44   Vice Chairman                August 2000
Klaus Scholz          50   Chief Operating Officer,         January
                           Treasurer  and Director             2000
Edward J. Janusz      52   Director                         January
                                                               2000
Gerald Lesher         62   Director                     August 2000
Thomas G. Seifert,    29   Chief Financial Officer         December
CFO                                                            2001

     Mark T. Wood,  Chairman  of the Board.  From  1996-1997,  Mr. Wood was Vice
President and General Manager of Loxcomm America, Inc. From 1995-1996,  Mr. Wood
was the Chief Operating Officer of WorldQuest Networks. From 1992-1995, Mr. Wood
was the Vice President of International Sales at Intellical, Inc.

     Carl   K.   Battie,   Vice   Chairman.    Mr.   Battie's   skills   as   an
achievement-oriented  business professional experienced in strategic traditional marketing,  sales and public  relations  encompass the past 24 years. Mr. Battie consistently identifies and capitalizes upon new product/business  opportunities resulting in increased revenue,  expanded market penetration and dominant market share.  Mr. Battie also  specializes  in developing  cross  promotion  platforms integrating  current  business  relationship  models as well as  bringing in new
partners  for  maximizing  expansion  and  exposure.   Through   entrepreneurial
initiative, Mr. Battie has developed and executed many large comprehensive sales and  marketing  programs.  Most  of  his  clients  include  large  national  and multi-national  companies  in the United  Kingdom  such as British  Gas,  London
Electricity,  Easter  Electricity,  ACC  Telecom  (part of AT&T) and  BUPA,  the largest private healthcare provider in the United Kingdom.

     Klaus Scholz, Chief Operating Officer and Director. Mr. Scholz joined iDial in 1999 and has been responsible for the network operations of company. A native of  Germany,  Mr.  Scholz  has  held  several  senior  management  positions  in international  technology companies.  He served for 10 years as Country Manager,
Southeast Europe for Hewlett Packard before moving to Asia in 1987. In Thailand, he became  Managing  Director of  Semiconductor  Ventures  International  LTD, a
publicly traded company. In that capacity, he worked with the Chinese government to  improve  quality  and  safety  standards  for  the  Taiwanese  semiconductor industry.  Mr. Scholz also served as Vice  President,  Business  Development for
Loxley Public  Companies,  Ltd., a publicly  traded  international  conglomerate based in Bangkok, Thailand.

     Edward J. Janusz,  Director.  Mr. Janusz is a seasoned sales and operations executive serving the Company as a Director. Since 1997, Mr. Janusz has been the
Vice  President of Cap Gemini,  a leading  worldwide IT consulting  firm serving
Fortune 500 companies.

     Gerald Lesher,  Director.  Mr. Lesher is a practicing  licensed attorney in
Pennsylvania  and  Florida.  He was  the  Senior  Partner,  for  Baskin  & Sears
(Pittsburgh),  for bankruptcy,  corporate  reorganization and banking litigation and the manager for the Palm Beach  Office of Lesher,  Allen & Macmillan in Palm
Beach (Florida).  Mr. Lesher was also the founder and Chairman of Sterling Bank,
Florida.  Mr. Lesher has  developed  numerous  business  plans for clients and a variety of industries.  He  concentrates on commercial  litigation,  bankruptcy, banking,  real estate, real estate broker,  corporate,  and entertainment areas;
Mr. Lesher was lead counsel for 17 banks in Western Pennsylvania and specializes in  business  plans  for  domestic  and  international  clients.  He has  strong negotiating skills and substantial negotiating experience.

     Thomas G.  Seifert,  CFO.  Mr.  Seifert is a  graduate  of  Colorado  State
University and graduated with a Bachelor's of Science in Finance with a minor in
Accounting.  Mr. Seifert has worked as the  controller for Integrated  Telephony
Products, Inc., as well as controller for Mountain Vacations,  Inc. and assisted
with the sale of each  company  to a  publicly  traded   company.  He was also a
cofounder of 2Sendit.com, Inc.

     Directors  are  elected  and  serve  for a term  of two  years  or  until a successor is duly elected,  unless the office is vacated in accordance  with our
Articles  of  Incorporation.  The  directors  have  served  in their  respective capacities  since their  election or  appointment  and will serve until the next election of  directors.  The  executive  officers are  appointed by the Board of
Directors  to serve until the earlier of their  resignation  or removal  with or without cause by the directors.

     There  are no family  relationships  between  any  directors  or  executive officers.

                             EXECUTIVE COMPENSATION

     The  following  table is a summary  of the  compensation  paid to our Chief
Executive  Officer and each executive officer that earned over $100,000 in total salary and bonus for each of our three most recently completed fiscal years.

                           SUMMARY COMPENSATION TABLE

                                           Annual Compensation                        Awards                 Payouts
                                ----------------------------------------     -------------------------    -----------
                                                              (e) Other         (f)            (g)                       (i)All
(a) Name and                                                    Annual       Restricted    Underlying         (h)         other
  Principal          (b)          (c)             (d)           Compen-        Stock         Options/        LTIP         Compen-
  Position          Year        Salary($)       Bonus($)       sation($)     Award(s)($)      SARs(#)      Payouts($)     sation
--------------    ---------     ---------      ----------    ------------    -----------   -----------     ----------    ---------

Mark T. Wood*       2000                                                      1,176,000
Chief Executive
Officer             1999
                    1998

     We have never issued stock appreciation rights.

     We did not issue options in the last fiscal year.

     None of our officers exercised any options in the last fiscal year.

     * We have not had the  resources to  compensate  Mark T. Wood with a salary for his services as our Chief Executive Officer.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We have entered into the following related transactions with our directors, officers, or affiliates:

     Mauricio Vega, a shareholder of the Company, loaned the Company $100,000 on
June 22, 2000.

     Mark Wood, the Company's Chairman of the Board,  loaned the Company a total of $1,232,797 in various loans from December 31, 1999 through December 2000.

     Karl Rodriguez, a shareholder of the Company, loaned the Company $44,820.50 on May 27, 2000.

     Charmon Malhotra,  a shareholder of the Company,  loaned the Company $7,500 on July 18, 2000.

     Carl Battie,  the Company's Vice Chairman of the Board,  loaned the Company
$242,043.10 in various loans from September 14, 2000 through December 13, 2000.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of September 30, 2001  information  about the amount and nature of beneficial ownership of the common stock held by:

o    Each  person  who we  know is a  beneficial  owner  of more  than 5% of our outstanding common stock;

o    Each person who is a director or executive officer of iDial; and

o    All of our directors and executive officers as a group.

     Beneficial  ownership is determined in accordance with the rules of the SEC and  includes  generally  voting  powers and  investment  power with  respect to securities. We believe that each individual named has sole investment and voting power with respect to shares of common stock indicated as beneficially  owned by him,  subject to community  property  laws,  where  applicable  and except where otherwise noted.

     Beneficial ownership is calculated based on 87,144,454 common shares issued and  outstanding as of December 31, 2001,  under Rule 13d-3(d) of the Securities
Exchange Act of 1934. Shares subject to unexercised options, warrants, rights or conversion  privileges  exercisable  within 60 days of September  30, 2001,  are deemed  outstanding  for the purpose of  calculating  the number and  percentage owned by that person,  but not deemed outstanding for the purpose of calculating the  percentage  owned by each  other  person  listed.  The first  column of the following chart represents the total number of actual  outstanding  shares owned by the named individual,  including options and warrants  exercisable  within 60 days of December 31, 2001.

                                  Total
Name of                           Amount of  Percent
Beneficial Owner                  Beneficial  of Class
----------------                                 -----
                                  Ownership
                                  ---------

Mark  T.  Wood,  Chairman  of the Board
19009  Preston  Road,  Suite  215  PMB #236                  18,100,000    20.8%
Dallas, TX  75252

Carl K. Battie, Vice Chairman
7771 W. Oakland Park Blvd,  Suite 217                        13,100,000    15%
Sunrise, FL  33351

Klaus Scholz, Director and COO
19019 Preston Road, Suite 616
Dallas, TX  75252                                             3,040,000     3.5%

Thomas G. Seifert
1211 S. Parker Road, Suite 201
Denver, CO  80231                                             1,463,204     1.7%

Edward J. Janusz, Director
7 Lacewing Place
The Woodlands, TX                                               100,000      .01%

Gerald Lesher
1555  Palm  Beach  Lakes   Blvd., Suite 1510                  1,200,000     1.4%
West Palm Beach, FL  33404

All Directors and Officers Total                             37,003,204    42.4%
                                                             ----------    -----
George V. Stein
1640 E. Layton
Englewood, CO  80110                                          5,000,000     5.7%

Lynn Lasarow
18 Tobacco Road
Weston, CT  06883                                             4,000,000     4.6%

David Lifson
1930 Young Street, Box 1182
Toronto, Ontario
CANADA                                                        7,054,710     8.1%

     To our knowledge, there are no arrangements that may, at a subsequent date, result in a change in control of iDial.

                               SELLING STOCKHOLDER

     The table below sets forth information  concerning the resale of the shares of common  stock by the selling  stockholder.  We will not receive any  proceeds from the resale of the common stock by the selling stockholder.  We will receive proceeds from the exercise of the warrants.  Assuming all the shares  registered below are sold by the  selling  stockholder,  the selling  stockholder  will not continue to own any shares of our common stock.

     The following table also sets forth the name of the selling stockholder who is offering the resale of shares of common stock by this prospectus,  the number of shares of common stock  beneficially  owned by the selling  stockholder,  the number  of  shares of common  stock  that may be sold in this  offering  and the number  of shares of common  stock the  selling  stockholder  will own after the offering, assuming it sells all of the shares offered.

                Total Shares of                                                         Percentage of                 Percentage of
                 Common Stock          Total              Shares of                        Common                        Common
                 Issuable Upon     Percentage of,           Common        Beneficial       Stock       Beneficial         Stock
                 Conversion of     Common Stock,            Stock         Ownership        Owned       Ownership          Owned
                 Notes and/or      Assuming Full         Included in      Before the       Before      After the          After
Name              Warrants(2)      Conversion(2)        Prospectus(1)     Offering(2)     Offering     Offering(3)     Offering(3)
-------------   ---------------    -------------        -------------     -----------   -------------  -----------   ---------------

Laurus Master      36,616,666          30.29%            36,616,666        4,576,895        4.99%          --               --
 Fund, Ltd.

     The number and  percentage  of shares  beneficially  owned is determined in accordance  with Rule  13d-3 of the  Securities  Exchange  Act of 1934,  and the
information is not necessarily  indicative of beneficial ownership for any other purpose.  Under such rule,  beneficial ownership includes any shares as to which the selling  stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days.  The actual number of shares of common stock  issuable upon the conversion of the  convertible  note is subject to  adjustment  depending  on,  among other factors,  the future market price of the common  stock,  and could be materially less or more than the number estimated in the table.

(1)  Because the number of shares of common stock  issuable  upon  conversion of the  convertible  note is  dependent  in part upon the market  price of the common stock prior to a  conversion,  the actual number of shares of common stock that will be issued upon  conversion  will fluctuate daily and cannot
     be  determined  at  this  time.   However  the  selling   stockholder   has
     contractually  agreed to restrict  its  ability to convert or exercise  its warrants  and  receive  shares of our common  stock such that the number of shares of common stock held by it and its affiliates  after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common  stock.  As a result of the  contractual  agreement not to exceed
     4.99% beneficial ownership,  the selling shareholder does not believe it is a control  person as defined in the  Securities  Exchange Act of 1934 or is required to file a Schedule 13D.

(2)  Assumes the three lowest  closing prices of our common stock for the thirty days immediately  prior to this conversion date is $0.03.  Includes 166,666 shares  underlying  warrants that are currently  exercisable at an exercise price of  $0.036  per  share.  In  accordance  with  Rule  13d-3  under the
     Securities Exchange Act of 1934, Laurus Capital  Management,  L.L.C. may be
     deemed a control person of the shares owned by such entity.  David Grin and
     Eugene Grin are the principals of Laurus Capital Management, L.L.C.

(3)  Assumes that all securities registered will be sold.

                              PLAN OF DISTRIBUTION

     The  selling  stockholder  may,  from time to time,  sell any or all of its shares of common stock on any stock  exchange,  market,  or trading  facility on which the shares are traded or in private  transactions.  These  sales may be at fixed or negotiated prices.  There is no assurance that the selling  stockholder will  sell  any or all of  the  common  stock  in  this  offering.  The  selling stockholder  may  use any one or more  of the  following  methods  when  selling shares:

o    Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers.

o    Block trades in which the broker-dealer  will attempt to sell the shares as agent but may  position  and resell a portion of the block as  principal to facilitate the transaction.

o    An exchange distribution following the rules of the applicable exchange.

o    Privately negotiated transactions.

o    A combination of any such methods of sale any other lawful method.

The selling stockholder may also engage in:

o    Other  transactions  in our  securities or in derivatives of our securities and the subsequent sale or delivery of shares by the stockholder.

o    Pledging  shares to their brokers  under the margin  provisions of customer agreements.  If the  selling  stockholder  defaults on a margin  loan,  the broker may, from time to time, offer to sell the pledged shares.

The  selling  stockholder  may not engage in short  sales or sales of shares not previously owned

     Broker-dealers  engaged by the  selling  stockholder  may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or  discounts  from  selling  stockholder  in amounts to be  negotiated.  If any broker-dealer  acts as agent for the purchaser of shares,  the broker-dealer may receive  commission from the purchaser in amounts to be negotiated.  The selling stockholder  does not expect these  commissions  and discounts to exceed what is customary in the types of transactions involved.

     The  selling  stockholder  is, and any  broker-dealers  or agents  that are involved in selling the shares may be,  considered to be  "underwriters"  within the meaning of the Securities Act for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards  distributing the shares to the public. In such event, any commissions received by such broker-dealers or agents  and any  profit on the  resale of the  shares  purchased  by them may be considered to be underwriting commissions or discounts under the Securities Act.

     Because the selling stockholder is deemed to be an "underwriter" within the meaning  of  Section  2(11) of the  Securities  Act,  it will be  subject to the prospectus delivery requirements.

     We are required to pay all fees and expenses  incident to the  registration of the shares in this offering.  However, we will not pay any commissions or any other fees in connection  with the resale of the common stock in this  offering.
We have agreed to indemnify the selling stockholder and its officers, directors, employees and agents, and each person who controls the selling  stockholder,  in certain circumstances against certain liabilities, including liabilities arising under the Securities Act. The selling stockholder has agreed to indemnify us and our directors and officers in certain circumstances against certain liabilities, including liabilities arising under the Securities Act.

     If the selling stockholder  notifies us that it has a material  arrangement with a  broker-dealer  for the  resale  of the  common  stock,  then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus  supplement to describe the agreements between the selling stockholder and the broker-dealer.

                        DESCRIPTION OF OUR CAPITAL STOCK

Common Stock

     Our authorized common stock consists of 500,000,000 shares of common stock, par  value  $.001 per  share.  The  holders  of common  stock  are  entitled  to dividends, pro rata, as and when declared by the Board of Directors, to one vote per share at a meeting of stockholders  and, upon winding up or liquidation,  to receive those of our assets that are  distributable to the holders of the common stock upon winding up or liquidation. No common stock has been issued subject to call  or  assessment.  There  are no  preemptive  or  conversion  rights  and no provisions  for  redemption,  purchase  for  cancellation,  surrender or sinking funds.

Preferred Stock

     Our authorized shares of preferred stock consists of 30,000,000  shares, no par  value per  share.  Our  directors  are  authorized  by our  Certificate  of
Incorporation  to issue  preferred stock in one or more series and to create and attach  special  rights and  restrictions  to a series of  shares.  No shares of preferred stock have been issued.

Warrants

     Set forth below is a table  showing the number of warrants to purchase  our common  stock that are  outstanding  as of July 1,  2001,  the  exercise  prices payable upon an election to exercise, and the term of each of these warrants:

                                 Currently     Exercise
Original Issuance Date           Outstanding   Price/share  Expiration
                                 -----------   -----------  ----------

July 6, 2001 (1)                 166,666       $0.036      July 6, 2006

   Total                         166,666
                                 =======

(1)  The  exercise  price for the  warrants  is the  lesser of  $0.064,  or 120%
     percent of the average of the three  lowest  closing  prices for the common stock for the 10 trading  days prior to exercise of the warrant  date.  The exercise price per share  reflected in this table is based upon the current market value of $0.030, as of October 31, 2001.

Registrar and Transfer Agent

     The  registrar  and  transfer  agent of our common  stock is Madison  Stock
Transfer, Brooklyn, New York.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Shares  Outstanding and Freely Tradable After Offering.  Upon completion of this offering,  we will have  approximately  113,411,120  shares of common stock outstanding,  assuming the conversion of all convertible notes at current market prices and the exercise of all  warrants  held by the selling  stockholder.  The shares to be sold by the selling  stockholder  in this  offering  will be freely tradable without  restriction or limitation under the Securities Act, except for any such shares held our by "affiliates", as such term is defined under Rule 144 of the Securities  Act,  which shares will be subject to the resale  limitations under Rule 144.

     Rule 144. In general,  under Rule 144, as currently in effect, a person (or persons whose shares are  aggregated) who has  beneficially  owned shares for at least one year,  including an affiliate of us, would be entitled to sell, within any three-month  period,  that number of shares that does not exceed the greater of 1% of the then-outstanding shares of common stock (approximately  113,411,120 shares after this  offering) or the average  weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the Commission, provided certain manner of sale and notice  requirements  and  requirements as to the availability of current public information about us is satisfied.  In addition,  affiliates of ours must comply with the  restrictions  and  requirements  of Rule 144,  other than the one-year holding period requirement,  in order to sell shares of common stock. As defined in  Rule  144,  an  "affiliate"  of an  issuer  is a  person  who,  directly  or indirectly,  through  the  use of one or  more  intermediaries  controls,  or is controlled by, or is under common control with, such issuer.  Under Rule 144(k), a holder of "restricted securities" who is not deemed an affiliate of the issuer and who has  beneficially  owned shares for at least two years would be entitled to sell shares under Rule 144(k)  without  regard to the  limitations  described above.

     Effect of Substantial  Sales on Market Price of Common Stock. We are unable to estimate  the number of shares that may be sold in the future by our existing shareholders  or the  effect,  if any,  that such  sales will have on the market price of the common stock  prevailing  from time to time.  Sales of  substantial amounts of common stock, or the prospect of such sales,  could adversely  affect the market price of the common stock.

            HOW TO OBTAIN MORE INFORMATION ABOUT IDIAL NETWORKS, INC.

     We are subject to the informational requirements of the Securities Exchange
Act of 1934,  and in accordance  therewith  file reports,  proxy or  information statements and other  information  with the Securities and Exchange  Commission.
Such reports, proxy statements and other information can be inspected and copied at the public  reference  facilities  maintained by the  Commission at Judiciary
Plaza, 450 Fifth Street, N.W.,  Washington,  D.C. 20549 at prescribed rates. You may obtain  information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the Commission maintains a web site that contains  reports,  proxy  and  information  statements  and  other  information regarding registrants that file electronically with the Commission.  The address of the Commission's web site is http://www.sec.gov.

     We have filed with the  Commission  a  registration  statement on Form SB-2 under the  Securities  Act of 1933 with  respect to the  shares of common  stock being  offered  by its  selling  stockholder.  As  permitted  by the  rules  and regulations  of the  Commission,  this  prospectus  does  not  contain  all  the information  set  forth  in the  registration  statement  and the  exhibits  and schedules  thereto.  For further  information  with  respect to our common stock offered  by the  selling  stockholder,  reference  is made  to the  registration statement,  and  such  exhibits  and  schedules.  A  copy  of  the  registration statement,  and the exhibits and  schedules  thereto,  may be inspected  without charge at the public  reference  facilities  maintained by the Commission at the addresses  set forth  above,  and copies of all or any part of the  registration statement may be obtained from such offices upon payment of the fees  prescribed by the Commission.  In addition,  the registration  statement may be accessed at the  Commission's  web site.  Statements  contained in this prospectus as to the contents of any contract or other document are not necessarily  complete and, in each instance,  reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

                                  LEGAL MATTERS

     The validity of the common stock offered  hereby will be passed upon for us by Sichenzia Ross Friedman & Ference LLP, New York, New York.

                                     EXPERTS

     Kenneth  Lieberman,  CPA,  P.A.,  independent  auditors,  have  audited our consolidated financial statements as of December 31, 2000, and for the year then ended,  as set forth in their report  thereon,  which  financial  statements and report are included elsewhere in this Registration Statement. These consolidated financial  statements  are included in reliance on their report,  given on their authority as experts in accounting and auditing.

     Enrhardt,  Keefe,  Steiner & Hottman , P.C. ,  independent  auditors,  have audited our consolidated  financial  statements as of December 31, 1999, and for the year then  ended,  as set forth in their  report  thereon,  which  financial statements  and report are included  elsewhere in this  Registration  Statement.
These  consolidated  financial  statements  are  included  in  reliance on their report, given on their authority as experts in accounting and auditing.

                  CHANGE IN REGISTRANT'S CERTIFYING ACCOUNTANT

     We changed our  independent  auditors from Ehrhardt,  Keefe,  Steiner &
Hottman PC, 7979 E. Tufts  Ave.,  Suite 400,  Denver,  Colorado  80237-24843  to
Kenneth  Lieberman,  CPA, P.A., 9690 West Sample Road, Suite 202, Coral Springs,
Florida 33065.  There has been no disagreement  with any auditor about any item.
No adverse opinion,  disclaimer of opinion or opinions  qualified or modified as to any  uncertainly,  audit scope or  accounting  has been  rendered,  issued or expressed,  during the two  preceding  years or at any time.  The  opinions  did contain an explanatory  paragraph regarding a going concern uncertainty.  During the two most recent fiscal years and any subsequent interim period preceding the change, there were no disagreements with the former accountants on any matter of accounting principles or practices,  financial statement disclosure, or auditing scope or  procedure  which if not  resolved  to the  satisfaction  of the former accountants, would have caused it to make reference to the subject matter in its reports

                          INDEX TO FINANCIAL STATEMENTS

Report of Independent Certified Public Accountants

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
AND THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000

  Consolidated Balance Sheets

  Consolidated Statements of Operations

  Consolidated Statement of Cash Flows

  Consolidated Statements of Stockholders' Equity (Deficit)

  Notes to Consolidated Financial Statements

                              Idial Networks, Inc.
                                And Subsidiaries

                        Consolidated Financial Statements

                           December 31, 2000 and 1999
                         and September 30, 2001 And 2000

                              IDIAL NETWORKS, INC.
                                AND SUBSIDIARIES

                                TABLE OF CONTENTS

Auditors' Reports

Consolidated Balance Sheet

Consolidated Statement of Operations

Consolidated Statement of Cash Flow

Consolidated Statement of Stockholder's Equity

Notes to Consolidated Financial Statements

Kenneth Lieberman C.P.A., P.A.                                        (954) 971-8020
4400 W. Sample Road, Suite 216                                    Fax (954) 971-1623
Coconut Creek,  FL. 33077

To the Board of Directors and Stockholders
IDial Networks, Inc.
The Woodlands, Texas

We have audited the accompanying  consolidated  balance sheet of IDial Networks,
Inc.  and  Subsidiaries  as of December  31,  2000 and the related  consolidated statements of operations, stockholders equity and cash flows for the period then ended.  These  financial  statements  are the  responsibility  of the  Company's management.  Our  responsibility  is to express  an  opinion on these  financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards.
Those standards  require that we plan and perform the audit to obtain reasonable
assurance   about  whether  the  financial   statements  are  free  of  material
misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the  accounting  principles'  used and  significant  estimates made by management,  as well as evaluating the overall financial statement presentation.
We believe that our audit provides a reasonable basis for our opinion.

In our opinion,  the financial  statements  referred to above present fairly, in all material  respects,  the consolidated  financial position of IDial Networks,
Inc  and  Subsidiaries  as of  December  31,  2000  and  the  results  of  their operations,  and their cash flows for the period then ended,  in conformity with generally accepted accounting principles.

The  accompanying  financial  statements  have been  prepared  assuming that the company  will  continue  as a  going  concern.  As  discussed  in Note 11 to the consolidated  financial  statements,  the Company has suffered  recurring losses from  operations and has a working  capital  deficiency  that raise  substantial doubt about its ability to continue as a going  concern.  Management's  plans in regard  to  these  matters  are also  described  in Note  11.  The  consolidated financial  statements do not include any adjustments  that might result from the outcome of this uncertainty.

As  discussed  in  Note  13  to  the  consolidated  financial  statements,   the
consolidated  financial  statements  have been restated to reflect the Company's correction of an error in accounting for business combinations and to correct an error in the value assigned to common stock issued to consultants,  officers and directors.

Kenneth Lieberman CPA, PA.
Coconut Creek, Florida
July 19, 2001, except for Note 13, as to which the date is November 6, 2001

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
iDial Networks, Inc.
Dallas, Texas

We have audited the  accompanying  balance  sheet of iDial  Networks,  Inc as of
December  31,  1999,  and  the  related   statements  of  operations,
accumulated  deficit  and cash flows for the year then ended.  These  financial
statements   are  the   responsibility   of  the   Company's   management.   Our
responsibility  is to express an opinion on these financial  statements based on our audit.

We  conducted  our  audit  in  accordance  with  generally   accepted  auditing
standards.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the  accounting  principles  used and  significant  estimates  made by management,  as well as evaluating the overall financial statement presentation.
We believe that our audit provides a reasonable basis for our opinion.

In our opinion,  the financial  statements  referred to above present fairly, in all material  respects,  the financial  position of iDial  Networks,  Inc. as of
December 31, 1999 and the results of its  operations  and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

The  accompanying  financial  statements  have been  prepared  assuming that the
Company  will  continue  as a  going  concern.  As  discussed  in  Note 1 to the
financial   statements,   the  Company's   history  of  operating  losses  raise
substantial doubt about its ability to continue as a going concern. Management's plans in regard to these  matters are also  described  in Note 1. The  financial statements do not include any adjustments  that might result from the outcome of this uncertainty.

/s/ Ehrhardt Keefe Steiner & Hottman PC
Ehrhardt Keefe Steiner & Hottman PC
March 6, 2000
Denver, Colorado

                              IDIAL NETWORKS, INC.
                                and SUBSIDIARIES

                           Consolidated Balance Sheets

                                                          December 31,
                                                ------------------------------    September 30,
                                                     2000             1999             2001
                                                -------------    -------------    -------------
                                                                           (Unaudited)
                                                  (Restated)                (Restated)
Current assets
  Cash and cash equivalents .................   $      67,410    $      11,481    $     308,384
  Accounts receivable - trade ...............          51,531           26,614          127,138
  Marketable securities .....................          31,200             --             31,200
  Other receivables .........................         105,000          100,000          123,238
  Prepaid expenses ..........................            --               --              1,340
  Inventory .................................          10,000             --             10,000
                                                -------------    -------------    -------------
     Total current assets ...................         265,141          138,095          601,300
                                                -------------    -------------    -------------

Fixed assets (net) ..........................       2,576,928          255,587        1,954,306
                                                -------------    -------------    -------------

Notes receivable ............................            --               --             10,000
Intangibles, net ............................       7,254,636          215,000        6,073,944
Deposits ....................................          52,618            8,855           54,460
                                                -------------    -------------    -------------
     Total other assets .....................       7,307,254          223,855        6,138,404
                                                -------------    -------------    -------------

Total assets ................................   $  10,149,323    $     617,537    $   8,694,009
                                                =============    =============    =============

Current liabilities
  Accounts payable ..........................   $   1,186,824    $     347,445    $   1,362,700
  Advances from stockholders' ...............            --            119,100             --
  Accrued expenses ..........................            --               --             82,007
  Accrued consulting fees ...................            --             55,000             --
  Accrued wages .............................            --             25,000             --
  Accrued interest ..........................          49,786             --             46,450
  Deferred revenue ..........................          31,256             --             15,518
  Current  portion of long-term  debt, net of
   discount of $101,506 (2001) ..............         111,623           96,416        1,573,203
                                                -------------    -------------    -------------
     Total current liabilities ..............       1,379,489          642,961        3,079,878

Long-term liabilities
  Advances from stockholder's and related
   parties ..................................       1,624,103             --               --
  Notes payable, net of discount of
   $437,389 (2001) ..........................          16,435           26,741          333,253
  Capital leases payable ....................          98,439          121,644           66,498
                                                -------------    -------------    -------------
     Total long-term liabilities ............       1,738,977          148,385          399,751
                                                -------------    -------------    -------------
     Total liabilities ......................       3,118,466          791,346        3,479,629
                                                -------------    -------------    -------------

Commitments

Common stock, $001 par  value, 500,000,000
  shares  at  September 30, 2001  and
  100,000,000 shares at  December 31,
  2000 authorized, 87,144,454 shares issued
  and outstanding in 2001 and 2000,
  37,085,000 shares issued and
  outstanding in 1999 .......................          87,144           37,085          435,722

Preferred stock, no par value, 30,000,000
  shares authorized, no shares issued and
  outstanding ...............................            --               --               --
Additional paid in capital ..................      16,956,020          643,915       17,513,341
Accumulated deficit .........................      (9,970,307)        (854,809)     (12,692,683)
Accumulated other comprehensive income (loss)         (42,000)            --            (42,000)
                                                -------------    -------------    -------------
     Stockholder's equity (deficiency) ......       7,030,857         (173,809)       5,214,380
                                                -------------    -------------    -------------

Total liabilities and stockholder's equity
(deficiency) ................................   $  10,149,323    $     617,537    $   8,694,009
                                                =============    =============    =============

                              IDIAL NETWORKS, INC.
                                and SUBSIDIARIES

                      Consolidated Statements of Operations

                                           For the Years Ended         For the Nine Months Ended
                                               December 31,                   September 30,
                                      ----------------------------    ----------------------------
                                          2000             1999            2001            2000
                                      ------------    ------------    ------------    ------------
                                                                       (Unaudited)
                                       (Restated)                       (Restated)     (Unaudited)

Sales .............................   $  1,796,897    $  1,575,826    $  4,404,509    $    949,670
Cost of sales (exclusive of
  depreciation) ...................      1,607,831       1,388,703       3,461,821         931,890
Depreciation ......................        461,743         113,333         753,004         619,156
                                      ------------    ------------    ------------    ------------

Gross profit (loss) ...............       (272,677)         73,790         189,685        (601,376)

Selling, general and administrative
  expenses ........................      8,686,190         543,896       2,420,853       3,595,140
                                      ------------    ------------    ------------    ------------

Net operating loss ................     (8,958,867)       (470,106)     (2,231,168)     (4,196,516)

Other expenses
  Interest expense ................       (156,630)        (90,654)       (491,208)        (48,245)
                                      ------------    ------------    ------------    ------------

Net loss ..........................     (9,115,497)       (560,760)     (2,722,376)     (4,244,761)

Other comprehensive loss
  Unrealized loss on
  available-for-sale securities ...        (42,000)           --              --              --
                                      ------------    ------------    ------------    ------------

Comprehensive loss ................   $ (9,157,497)   $   (560,760)   $ (2,722,376)   $ (4,244,761)
                                      ============    ============    ============    ============

Net loss per share ................   $       (.19)   $       (.07)   $      (0.03)   $      (0.11)
                                      ============    ============    ============    ============

Weighted average per common share .     48,479,304       7,744,452      87,112,594      37,085,000
                                      ============    ============    ============    ============

                              IDIAL NETWORKS, INC.
                                and SUBSIDIARIES

                      Consolidated Statements of Cash Flow

                                         For the Years Ended          For the Nine Months Ended
                                            December 31,                    September 30,
                                       --------------------------    --------------------------
                                           2000           1999           2001           2000
                                       -----------    -----------    -----------    -----------
                                                                     (Unaudited)
                                        (Restated)                    (Restated)    (Unaudited)

Cash flow from operating activities
  Net loss .........................   $(9,115,497)   $  (560,760)   $(2,722,376)   $(4,244,761)
  Adjustments to reconcile net loss
  to net cash used in operating
  activities
   Writeoff of accrued interest ....          --           60,000           --        2,321,198
   Stock issued for services .......     4,583,321         69,600           --             --
   Stock issued for compensation ...     1,754,884           --             --          619,156
   Write off of loan acquisition
  costs ............................          --           16,765           --             --
   Amortization of discount on
    convertible notes payable ......          --             --          367,004           --
   Depreciation ....................       596,220        113,333        779,007           --
   Amortization ....................       616,647           --        1,180,692           --
   Changes in assets and liabilities
     Accounts receivable ...........        (3,661)      (109,562)       (75,606)       (16,214)
     Other receivable ..............      (105,000)          --          (18,238)        92,772
     Prepaid expenses ..............          --             --           (1,340)       (40,500)
     Inventory .....................        (8,000)             0           --             --
     Deposits ......................       (27,596)         2,154         (1,842)        (5,869)
     Accounts payable ..............     1,029,200        317,224        175,876        412,776
     Accrued expenses ..............          --             --           82,008         (2,288)
     Accrued interest ..............       (30,214)        60,000         (3,336)          --
     Deferred revenue ..............        31,256           --          (15,737)       220,285
                                       -----------    -----------    -----------    -----------
      Net cash used in operating
       activities ..................      (723,439)       (31,246)      (253,890)      (643,445)
                                       -----------    -----------    -----------    -----------

Cash flow from investing activities
  Purchase of property and equipment       (26,700)       (26,651)      (156,385)       (17,871)
  Acquisition of subsidiaries, net
   of cash acquired ................       129,702           --             --             --
  Notes receivable .................          --             --          (10,000)          --
                                       -----------    -----------    -----------    -----------
      Net cash from (used in)
       investing activities ........       103,002        (26,651)      (166,385)       (17,871)
                                       -----------    -----------    -----------    -----------

Cash flows from financing activities
  Proceeds from issuance of long
   term debt .......................          --           35,000        754,207           --
  Payment of long term debt ........        (7,920)       (16,371)          --             --
  Proceeds from stockholder loans ..       757,662           --           41,905        752,313
  Proceeds from issuance of common
   stock ...........................       100,000           --             --             --
  Net (repayment to) advances from
   members .........................          --          (67,744)          --             --
  Payment of stockholder loans .....          --             --          (75,000)          --
  Payments of long term capital
   lease ...........................      (173,374)          --          (59,863)          --
                                       -----------    -----------    -----------    -----------
      Net cash provided from (used
   in) financing activities ........       676,368        (49,115)       661,249        752,313
                                       -----------    -----------    -----------    -----------

Net increase (decrease) in cash and
   cash equivalents ................        55,931       (107,012)       240,974         90,997

Cash and cash equivalents beginning
   of period .......................        11,481        118,493         67,410         11,481
                                       -----------    -----------    -----------    -----------

Cash and cash equivalents end of
   period ..........................   $    67,412    $    11,481    $   308,384    $   102,478
                                       ===========    ===========    ===========    ===========

                              IDIAL NETWORKS, INC.
                                and SUBSIDIARIES

                      Consolidated Statements of Cash Flow

Supplemental disclosures of cash flow information:

                                         For the Years Ended          For the Nine Months Ended
                                            December 31,                    September 30,
                                       --------------------------    --------------------------
                                           2000           1999           2001           2000
                                       -----------    -----------    -----------    -----------
                                                                             (Unaudited)

Cash paid during the year for:
  Interest ........................   $   156,630   $    30,654   $   124,205   $    48,245
  Income taxes ....................          --            --            --            --

Supplemental schedule of noncash
  investing and financing
  activities:

Property and equipment acquired
  under capital lease obligations .   $   117,544   $   169,601   $      --     $      --

Issuance of common stock in
  connection with acquisition of
  subsidiaries ....................   $10,068,959   $      --     $      --     $      --

Issuance of common stock by a
  stockholder for satisfaction of
  property and equipment
  obligations incurred by the
  Company recorded as advances from
  stockholders and related parties    $   190,265   $      --     $      --     $      --

Issuance of common stock by a
  stockholder for satisfaction of
  obligations incurred by the
  Company in connection with
  services rendered to the Company
  recorded as advances from
  stockholders and related parties    $   557,076   $      --     $      --     $ 2,321,198

Additionally, during the year ended December 31, 1999, the Company issued common stock for the following:

                                                    Fair Value   Reduction
                                                    of Shares   of Accounts
            Description                 Shares        Issued     Receivable     Totals
------------------------------------  ------------ ----------- -------------  -------------

Acquisition of trademark for common
  stock and reduction of accounts
  receivable                             500,000    $  165,000       50,000   $  215,000

Issuance of common stock for
  telephone equipment                    380,000       125,000           -       125,000

Issuance of common stock and
  reduction of accounts receivable
  for settlement of note receivable
  and accrued interest on equipment
  purchased                              170,000        56,100      120,097      176,197

Stock issued for consulting services      20,000         6,600           -         6,600

Issuance of common stock for
  subscription receivable,
  collected in full in January 2000      300,000       100,000           -       100,000

                             IDIAL NETWORKS, INC.
                               and SUBSIDIARIES
           CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIT)

                                                                                      Woodcom International, Inc. (prior to           Idial Networks, Inc. (formerly Desert Springs
                                                                                                       merger)                                      Acquisition Corp.)
                                                                                   ------------------------------------------    -----------------------------------------------------
                                                                                           Common Stock $.01 Par Value                 Common Stock $.001 Par Value
                                                                                   ------------------------------------------    ---------------------------------------

                                                                                                                                                                                          Accumulated
                                                                                                                                                                                             Other          Total
                                                                                                                  Additional                                 Additional                   Comprehensive  Stockholder's
                                                                                                                    Paid-in                                   Paid-in      Accumulated       Income         Equity
                                                                                       Shares        Amount         Capital         Shares        Amount     In Capital      Deficit         (Loss)      (Deficiency)
                                                                                    -----------    -----------    -----------    -----------   -----------   -----------   -----------    -----------    -----------

Balance, December 31, 1998 ......................................................         2,000    $        20    $       280    $      --     $      --     $      --     $  (294,049)   $      --      $  (293,749)

Exchange of all the outstanding common stock of Woodcom International, Inc. for common stock of Idial Networks, Inc. (formerly Desert Springs Acquisition Corp.)
 and the related charge to retained earning to effect the merger of the companies        (2,000)           (20)          (280)    36,015,000        36,015       292,285          --             --          328,000

Stock issued for retirement debt ................................................          --             --             --          170,000           170        55,930          --             --           56,100

Stock issued for fixed assets ...................................................          --             --             --          380,000           380       124,620          --             --          125,000

Stock issued for intangible assets ..............................................          --             --             --          500,000           500       164,500          --             --          165,000

Stock issued for consulting services ............................................          --             --             --           20,000            20         6,580          --             --            6,600

Net loss ........................................................................          --             --             --             --            --            --        (560,760)          --         (560,760)
                                                                                    -----------    -----------    -----------    -----------   -----------   -----------   -----------    -----------    -----------

Balance, December 31, 1999 ......................................................          --             --             --       37,085,000        37,085       643,915      (854,809)          --         (173,809)

Stock issued with acquisition - Whoofnet.com, Inc. ..............................          --             --             --       19,787,000        19,787     8,080,213          --             --        8,100,000

Stock issued with acquisition - 2 Sendit.com, Inc. ..............................          --             --             --        8,399,994         8,400     1,960,559          --             --        1,968,959

Stock issued to officers and directors ..........................................          --             --             --        5,908,460         5,908     1,748,976          --             --        1,754,884

Stock issued for consulting services ............................................          --             --             --       15,964,000        15,964     4,522,357          --             --        4,538,321

Other comprehensive losses ......................................................          --             --             --             --            --            --            --          (42,000)       (42,000)

Net loss from operations (restated) .............................................          --             --             --             --            --            --      (9,115,498)          --       (9,115,498)
                                                                                    -----------    -----------    -----------    -----------   -----------   -----------   -----------    -----------    -----------

Balance, December 31, 2000 (restated) ...........................................          --             --             --       87,144,454        87,144    16,956,020    (9,970,307)       (42,000)     7,030,857

Change in par value of common stock .............................................          --             --             --             --         348,578      (346,578)         --             --            --

Intrinsic value of in-the-money conversion features related to convertible
 notes payable (restated) .......................................................          --             --             --             --            --         905,899          --             --          905,899

Net loss (restated) .............................................................          --             --             --             --            --            --      (2,722,376)          --       (2,722,376)
                                                                                    -----------    -----------    -----------    -----------   -----------   -----------   -----------    -----------    -----------

Balance at September 30, 2001 (restated) ........................................          --      $      --      $      --      $87,144,454   $   435,722   $17,513,341  $(12,692,683)   $   (42,000)   $ 5,214,380
                                                                                    ===========    ===========    ===========    ===========   ===========   ===========   ===========    ===========    ===========

                              IDIAL NETWORKS, INC.
                                and SUBSIDIARIES

                   Notes To Consolidated Financial Statements
             (Information pertaining to the nine-month periods ended
                   September 30, 2001 and 2000 are unaudited)

Note 1 - Organization, Summary of Significant Accounting Policies and
Principal Business Activity

Organization, Principal Business Activity and Principles of Consolidation

The consolidated  financial statements include the accounts of Idial Networks,
Inc.,  (Idial)  and  it's  wholly  owned  subsidiaries,   Whoofnet.com,   Inc,
(Whoofnet) and 2Sendit.Com,  Inc.  (2Sendit)  (collectively the Company).  All significant  inter-company  transactions  and balances  have been  eliminated.
(See note 8 for stock split).

The    Company    provides    Internet-based    services    including    voice
telecommunication   to  customers  around  the  world.  The  Company  operates selected  communication  services,  including phone cards and Internet enabled
telephony.   The  Internet  triggered  calls  combine  the  flexibility  of  a computer  (on-line billing and call records) with the low tariffs of USA based carriers via calling centers or direct from home anywhere in the world.

Woodcomm,  LLC was  established  in May 1997 in the state of Nevada  and began commercial  operations in June 1998 as a  facilities-based  wholesale provider of international  long-distance  telephone  services into South East Asia from the United States. In April 1999, Woodcomm,  LLC was reorganized changing from an LLC to a Nevada Corporation, Woodcomm International, Inc. (WCI).

In December 1999, Desert Springs Acquisition  Corporation (Desert Springs),  a
Colorado  corporation acquired all of the issued and outstanding common shares of WCI in exchange for  30,930,000  shares of common stock of Desert  Springs.
For financial reporting purposes,  the business  combination was accounted for as an additional  capitalization of WCI (a reverse acquisition with WCI as the acquirer).  WCI is considered the surviving entity.  The historical  financial statements  prior to the merger are those of WCI.  Desert Springs' only assets and  liabilities  consisted of a liability for $80,346,  which was not assumed in the merger. The former  shareholders of Desert Springs owned  approximately
14% of the common stock after the merger.

In  January  2000,  Desert  Springs  moved  its  state of  incorporation  from
Colorado  (with  500,000,000  shares of common  stock  authorized,  $.0001 par value) to Nevada (with 100,000,000  shares of common stock  authorized,  $.001
par  value)  and  changed  its  name  to  Idial   Networks,   Inc.  (a  Nevada
corporation).

On August 7, 2000,  Idial  acquired  100% of the stock of Whoofnet in exchange for the issuance of  approximately  19.8 million  shares of Idial common stock with a fair market value of  $8,100,000.  The  acquisition  was  accounted for using  the  purchase  method  and  accordingly  the  purchase  price  has been allocated to the assets  acquired  aggregating $ 2,479,365 and the liabilities assumed  aggregating  $ 104,353  based on their  estimated  fair values at the date of  acquisition.  The excess of purchase  price over the  estimated  fair value of the net assets acquired,  totaling  approximately  $5.7 million,  has been  recorded  as goodwill  and is being  amortized  using the  straight-line method over 5 years.  The operating  results of this  acquisition are included in  the  Company's  consolidated  results  of  operations  from  the  date  of acquisition.

Whoofnet is a next generation  Internet  Company  designed for direct selling.
The company was formed  under the laws of Florida on March 6, 2000.  The major product is an Internet portal for use by the general  public.  The Company has recently  completed  its  field-testing  and  management  plans to begin sales within the next several  months.  All costs  associated with the startup phase of the  organization  has been expensed in the current period as per Statement of Position  98-5.

Whoofnet also formed 6 subsidiary Delaware  Corporations between the months of
March and May 2000, and 2 foreign  subsidiary  corporations for the operations of various aspects of its business.

1) Whoofbiz,  Inc.  organized  in  March  2000 is  planned  to  provide  small business  services,  which  includes a 24-hour  customer  service  center, product  fulfillment,  merchant  account  fulfillment,  and low cost  high quality telecommunications services.

2) Whoofhealth,  Inc. sells its own  homeopathic  herbal  branded  products to the  general  public.  The  product  is  marketed  through  various  media including  TV,  Direct Sales and the  Internet.  The Company was organized
    April 28, 2000.

3) Whoofmail,  Inc. was organized to provide free multilingual  email services to be  offered  to the  general  public,  in order to build  the  customer base.  The Company was organized April 28, 2000.

4) Whoofmall,  Inc.  will  provide a shopping  mall on the  Internet,  whereby other  vendors  can  advertise  and sell  their  products  to the  general public.  The Company will  receive its revenue  through  various  services
    offered  to  the  vendors  who  are   participating   in  the  mall.   The
    Company was organized  May 2000.

5) Whoofmusic.com,  Inc.  was  created to sell its own label  specializing  in music from the 60's, 70's, 80's and 90's and related  products.  Marketing will be done  through TV Press  media and the  Internet.  The  Company was organized May 2000.

6) Whooftelco,  Inc.  will  be a  low  cost  high  quality  telecommunications provider  to the  European  and Asian  wireless  community  and to the low cost  domestic  and  international  calls  customer in the United  States.
    The Company was organized March 2000.

7) Whoofnet.Com  AC is a Swedish  corporation  that was formed on January  16,
    2001   subsequent  to  the  year-end.   The  purpose  is  to  act  as  the
    European   call  center  for   Whoofnet.Com.   The   Company   received  a
    $10,000,000  grant from the Swedish  Government to provide the development and  expansion  of a  telephone  customer  call  center  for  the  Swedish government..

8) Whoofstore.Com  AB was  formed  on  January  16,  2000  is  also a  Swedish corporation  as a duty free sales center.  Management  estimates  that the licenser  granting  the  Company  a  tax-free  status  has a market  value between $5 to 10 million US dollars.

As of the date of these  financial  statements none of the  subsidiaries  were active or  funded.

On October  12, 2000 Idial  acquired  100% of the stock of 2sendit in exchange for the  issuance of  approximately  8.4 million  shares of Idial common stock with a fair market value of  $1,968,959.  The  acquisition  was  accounted for using  the  purchase  method  and  accordingly  the  purchase  price  has been allocated to the assets  acquired  aggregating  $ 204,132 and the  liabilities assumed  aggregating  $166,468  based on their  estimated  fair  values at the date of  acquisition.  The excess of purchase price over their  estimated fair value of the net assets acquired,  totaling  approximately  $1.9 million,  has been  recorded  as goodwill  and is being  amortized  using the  straight-line method over 5 years.  The operating  results of this  acquisition are included in  the  Company's  consolidated  results  of  operations  from  the  date  of acquisition.

2sendit provides a marketing  service by advertising the products and services through  a  variety  of media  with a  primary  focus on the use of fax  mail,
direct  mail  and  email.   In  addition   the  company   provides   ancillary
services,   which  include  the  sales  of  mailing  lists,  and  consultation services.

The  primary  customer  has been the  investment  market but the  company  has recently expanded its integration into the general business market.

The following summary,  pro forma,  unaudited data of the Company reflects the acquisitions  of Whoofnet  and  2Sendit as if they had  occurred on January 1,
2000 and 1999, respectively:

                                                                 Pro forma (Unaudited)
                                                                        Fiscal
                                                           -----------------------------
                                                                 2000            1999
                                                           -------------     -----------

Sales                                                      $   2,173,583     $ 1,827,301

Net Loss                                                    $(11,035,991)    $(2,330,478)

Net Loss Per Common Share                                   $      (0.23)    $     (0.30)

Interim Financial Statements

The  accompanying   unaudited   interim  financial   statements   include  all
adjustments  (consisting  of  normal  recurring  adjustments),  which  in  the opinion of management,  are necessary for a fair  presentation  of the results of the interim periods shown.

Concentration of Credit Risk

The  Company's  financial  instruments  that are exposed to  concentration  of credit risk consist primarily of cash and accounts  receivable.  Additionally, the Company  maintains  cash  balances in bank  deposit  accounts,  which,  at times,  may exceed  federally  insured limits.  During the year ended December
31, 1999,  predominantly  all of the Company's  sales were  generated from one company  whose  accounts  receivable  balance at December 31, 1999  aggregated
$20,611 or 77% of total trade accounts receivable.

Cash and cash Equivalents

The Company  considers  all highly liquid  investments  with maturity of three months or less when purchased to be cash equivalents.

Marketable Securities

Marketable  securities  consist of common stock .  Marketable  securities  are stated at market  value as  determined  by the most  recently  traded price of each  security  at the  balance  sheet date.  By policy,  the Company  invests primarily in high-grade marketable  securities.  All marketable securities are defined as  trading  securities  or  available-for-sale  securities  under the provisions of the  Statement of Financial  Accounting  Standards No.  ("SFAS")
115, "Accounting for Certain Investments in Debt and Equity Securities."

Management  determines  the  appropriate  classification  of its investment in
marketable   securities  at  the  time  of  purchase  and   reevaluates   such
determination at each balance sheet date.  Securities that are bought and held principally  for the purpose of selling  them in the near term are  classified as trading  securities and unrealized holding gains and losses are included in earnings.  Available-for-sale  securities  are  carried at fair value with the unrealized gain and losses,  net of tax,  reported as a separate  component of other  comprehensive  loss. The cost of investments  sold is determined on the specific identification or the first-in-first-out method.

Advertising Costs

The Company expenses advertising costs as incurred.

Use of Estimates

The preparation of financial  statements in conformity with generally accepted accounting  principles  requires  management to make estimates and assumptions that affect the reported  amounts of assets and  liabilities and disclosure of contingent assets and liabilities at the date of the financial  statements and the reported  amounts of revenues and expenses  during the  reporting  period.
Actual results could differ from those estimates.

Property and Equipment

Property and equipment are stated at cost,  equipment under capital leases are stated at the  lower of fair  market  value or net  present  value of  minimum lease  payments at inception  of the leases.  Depreciation  is computed  using the  straight-line  method over the  estimated  useful lives or lease terms of the related assets.

Goodwill and Other Intangible Assets

Goodwill  and other  Intangible  assets are  amortized  over 5 years using the straight  line method and  consist of  trademarks  aggregating  $215,000 as of
December  31,  1999  and  2000  and  September  30,  2001  net of  accumulated amortization  of $43,000 and $75,250 as of December 31, 2000 and September 30,
2001, respectively.  In addition, goodwill aggregating $7,656,283 as September
30, 2001 and December 31, 2000 arising from business  acquisitions  during the year ended December 31, 2000,  accounted for under the purchase method, net of accumulated  amortization  of $1,722,089 and $573,647 as of September 30, 2001
and December 31, 2000 are also included.

Revenue Recognition

The  Company has adopted  the SEC Staff  Accounting  Bulletin  (SAB) No. 101 -
Revenue  Recognition  in  Financial  Statements  in January 2000 as its formal guidelines  for the  recognition  of revenue.  The effect of this adoption has had no effect on the  financial  statements  because past revenue  recognition practices followed the precepts of SAB 101.

The  Company  sells  long  distance  service  through  a  network  of  various distributors.  The consumer of the product receives a credit card representing a prepaid  set of minutes  allowing  them  access to long  distance  telephone services.  In addition  to a fixed  amount of time  allotted  to each  prepaid calling card,  each card has a three (3) month life before the unused  minutes expire.  Revenue  is  initially  recognized  in the  fiscal  period  when  the individual cards are used for their intended purpose.  As cards expire,  based on their  3-month  life,  the  balances  of the  remaining  unused  funds  are recognized  as  revenue  in the period of  expiration.  Un-expired  cards with balances are recorded as deferred revenue.

The Company recognizes revenue from its marketing services,  when the services contracted for are completed.  In some  circumstances,  contracts will require services  to be  performed  over a period of two months In those  cases,  fees are  specifically  identified  with the various  services  to be provided  and revenue is recognized as each of the  individual  tasks are  completed.  Funds received as deposits from future services are recorded as deferred revenues.

Revenue from product sales are recognized  when the products are shipped.  Due to the  nature  of the  product,  customers  are not given the right to return product.  Therefore,  management  has  elected  not to allow for a reserve for future returns.

Fair Value of Financial Instruments

The  carrying  amounts  of  financial  instruments  including  cash,  accounts receivable,  accounts payable and accrued  expenses  approximate fair value as of December 31, 2000, as a result of the  relatively  short  maturity of these instruments.

The fair value of the notes  payable  approximate  the carrying  value as both the stated rate and  discount  rate on the notes  approximates  the  estimated current market rate.

Long-Lived Assets

The Company  reviews its long-lived  assets for impairment  whenever events or changes in  circumstances  indicate that the carrying  amount of the asset may not be  recovered.  The Company  looks  primarily to the  undiscounted  future cash flows in its  assessment  of whether or not  long-lived  assets have been impaired.  At December  31,  1999,  2000 and  September  30, 2000 and 2001 the
Company determined there was no impairment.

Convertible Notes Payable

The  Company  accounts  for  convertible   notes  payable  with   in-the-money
conversion features in accordance with EITF 98-5 and EITF 00-27;  accordingly, the  intrinsic  value of the  conversion  feature is initially  recorded as an addition to  paid-in-capital  and a discount on the related  convertible notes with the discount being amortized over the remaining  contractual  life of the respective note. Any unamoritzed  discount  remaining upon conversion prior to the stated  maturity  date of the note is  immediately  recognized as interest expense.  The respective  discount on the convertible  notes is presented as a reduction to the notes payable in the accompanying  balance sheet at September
30, 2001.

Income Taxes

The Company  employs  the  liability  method of  accounting  for income  taxes pursuant to SFAS No. 109  "Accounting  for Income  Taxes,"  under which method the Company  recognizes  deferred tax  liabilities and assets for the expected future tax  consequences  of events that have been  included in the  financial statements or tax returns.  Under this method,  deferred tax  liabilities  and assets are determined based on the difference between the financial  statement and tax basis of assets and liabilities  using the enacted tax rates in effect
for  the  year  in  which  the  differences  are  expected  to  reverse.   The
measurement of deferred tax assets is reduced, if necessary,  by the amount of any tax benefits  that,  based on available  evidence,  are not expected to be realized.  The Company  provides a valuation  allowance that reduces  deferred tax assets to their net realizable value.

Net Loss Per Share

The Company  computes net loss per share in accordance  with the provisions of
SFAS No. 128,  "Earnings Per Share" ("SFAS 128"). Under the provisions of SFAS
128,  basic earnings per share (EPS) is computed by dividing the net loss from operations  for the period by the  weighted  average  number of common  shares outstanding for the period.  Diluted EPS reflects the potential  dilution that could occur from  common  stock  issuable  through  stock  based  compensation
including  stock  options,   restricted  stock  awards,   warrants  and  other
convertible  securities.  Diluted  EPS is not  presented  since the  effect is antidilutive.

During  July 2001,  the  Company  issued a  convertible  note and  warrants to acquire  shares of the  Company's  common  stock to the note  holder (see Note
12).  In  accordance  with  SAB No.  98,  the net  loss  per  share  has  been presented to reflect the dilutive effect of the  convertible  note and related warrants.  Diluted Net Loss Per Share has been  adjusted for interest  expense on the  convertible  debt. For purposes of this  computation  shares of common stock and shares of common  stock  issuable  upon the  exercise of warrants to purchase  common  stock  and  conversion  of debt to  common  stock  have been included in the weighted average number of shares  outstanding for all periods presented utilizing the treasury stock or if converted method, as appropriate.
^
In December 2000 the company issued a two-for-one stock split effected in the form of a 100% stock dividend. Previously reported shares have been retroactively restated (See note 8).
Reclassification

The consolidated  statement of operations for the year ended December 31, 1999 and  nine-month  period ended  September  30, 2000 have been  reclassified  to conform to the presentation for the year ended December 31, 2000.

Recently Issued Accounting Pronouncements

The Company does not believe that any  recently  issued but not yet  effective accounting  standards,  have a material  effect on the Company's  consolidated financial position,  results of operations or cash flows except for the effect of adoption of SFAS No. 142,  "Goodwill and Other  Intangible  Assets"  ("SFAS
No. 142") which  effect has not yet been  determined.  SFAS No. 142  addresses the  financial  accounting  and  reporting  for  acquired  goodwill  and other intangible  assets.  It  addresses  how  intangible  assets that are  acquired individually  or with a group of other  assets  (but not those  acquired  in a business  combination)  should be accounted for in financial  statements  upon their  acquisition.  SFAS 142 also addresses how goodwill and other intangible assets  should be accounted for after they have been  initially  recognized in the financial statements.  The Company will be adopting the provisions of this new standard beginning with  the first quarter of 2002.

During June 2001 SFAS No. 141,  "Business  Combinations"  ("SFAS No. 141") was
released.  This  standard  addresses  financial  accounting  and reporting for business combinations.  All business combinations within the scope of SFAS 141 are  to be  accounted  for  using  one  method  -  the  purchase  method.  The provisions  of SFAS 141 apply to all  business  combinations  initiated  after
June 30, 2001.  Use of the pooling - of - interests  method for those business combinations  is  prohibited.  It also  applies to all  business  combinations accounted for using the purchase  method for which the date of  acquisition is
July 1, 2001 or later.

Note 2 - Property and Equipment

Property and equipment consists of the following:

                                      December 31,
                                ------------------------- September 30,
                                                                        Estimated
                                                                          Useful
                                                                         Life or
                                                                         Term Of
                                   2000          1999         2001        Lease
                                -----------   -----------  ----------- ------------
                                                          (Unaudited)

Telephone equipment             $   440,158   $   137,158  $   548,344 2-5 years
Computers and equipment             729,714       277,893      736,565 5 years
Software                          1,996,614            -     2,035,595 3 years
Furniture and fixtures              159,876            -       166,988 5 years
                                -----------   -----------  -----------
                                  3,326,362       415,051    3,487,492
Less accumulated depreciation      (749,434)     (159,464)  (1,533,186)
                                -----------   -----------  -----------

                                $ 2,576,928   $   255,587  $ 1,954,306
                                ===========   ===========  ===========

Property and equipment  includes  assets  acquired under capital leases in the aggregate amount of $161,139 as of December 31, 1999,  $278,683 as of December
31,  2000  and  $408,221  as  of   September 30,   2001  net  of   accumulated
depreciation  of $ 71,955,  $164,849  and $304,612 as of December 31, 1999 and
2000 and September 30, 2001, respectively.

Note 3 - Marketable Securities

The following is a summary of available-for-sale securities:

                           December 31, 2000          September 30, 2001 (unaudited)
                   ------------------------------    ------------------------------
                                           Gross                            Gross
                                Fair     Unrealized             Fair       Unrealized
                               Market     Holding                Market    Holding
                     Cost      Value       Loss        Cost      Value       Loss
                   --------   --------   --------    --------   --------   --------

Equity Securities  $ 73,200   $ 31,200   $ 42,000    $ 73,200   $ 31,200   $ 42,000
                   ========   ========   ========    ========   ========   ========

The Company's  marketable  securities  were  acquired in  connection  with the
Whoofnet  acquisition.  There were no  investments  in  marketable  securities during the year ended  December 31, 1999. The Company did not have any trading securities  at December  31, 2000 or September  30, 2001.  There were no sales of  available-for-sale  securities  during the year ended December 31, 2000 or
the  nine  month  period  ended   September   30,  2001.   Accumulated   other
comprehensive  income (loss) included in stockholder's  equity (deficiency) at
December 31, 2000 and September 30, 2001 includes an unrealized  holding loss, net of related tax effect, on available-or-sale securities of $42,000.

Note 4 - Long-Term Debt

Long-term debt consists of the following:

                                                      December 31,
                                                -----------------------  September 30,
                                                   2000         1999         2001
                                                ----------   ----------   ----------
                                                                        (Unaudited)
Capital  leases  with  monthly   installments
 totaling  $6,552 and $3,295 at September 30,
 2001 and  December  31,  2000 and  $3,295 at
 December  31,  1999,  including  interest at
 23% per annum and expiring at various  dates
 through August 2003.                           $  202,641   $  213,025   $  127,963

Equipment    note    payable    in    monthly
 installments  of $  795  including  interest
 at   12.9 % expiring May 2003.                     23,856       31,776       43,498

(1)   Convertible   note   payable   accruing
 interest at 8%                                         -            -       750,000

Stockholder   loans   payable   issued   with
 interest  payable  annually  at 7% per annum
 (Note 5).                                       1,624,103           -     1,590,388
                                                ----------   ----------   ----------
                                                 1,850,600      244,801    2,511,849
Less current portion                               111,623       96,416    1,674,709
                                                ----------   ----------   ----------

Long Term Debt                                  $1,738,977   $  148,385   $  837,140
                                                ==========   ==========   ==========

Maturities of long-term debt as of December 31, 2000 are as follows:

                                               Long-Term     Capital
      Year Ending December 31,                    Debt        Leases       Total
      ------------------------                  ----------   ----------   ----------

           2001                                 $    7,421   $  147,401   $  154,822
           2002                                     12,588       63,606       76,194
           2003                                      3,847       44,194       48,041
                                                ----------   ----------   ----------
                                                    23,856      255,201      279,057
           Less amount representing interest            -       (52,560)     (52,560)
                                                ----------   ----------   ----------
                                                    23,856      202,641      226,497
           Less current portion                     (7,421)    (104,202)    (111,623)
                                                ----------   ----------   ----------

                                                $   16,435   $   98,439   $  114,874
                                                ==========   ==========   ==========

On July 6,  2001,  the  Company  issued an 8%  convertible  note with  166,666 warrants for the principal  amount of $750,000.  The net proceeds  aggregating
$610,250  was used to fund  working  capital and  expansion.  The terms of the note allow the holder to  convert  the note at their  option for a period of 5 years from the date of the note.  The  unconverted  portion of the note is due
July 6, 2003.  The  agreement  also  provides the holder  demand and piggyback registration rights.
The note is  convertible  into common stock at the lesser of $0.0424 or 80% of the average of the three  lowest  closing  prices of our common  stock for the thirty days immediately prior to the conversion date.
 The  warrants  have an exercise  price of $0.64 or 120% of the average of the three lowest closing prices of common stock.

Note 5 - Stockholder Loans Payable

The Company  received loans from  stockholders to fund  operations.  The loans are interest  bearing at 7% per annum and are convertible at the option of the stockholders  into  restricted  common stock at the current  market price less
20% at the  time of  conversion.  As of  December  31,  1999  the  loans  from stockholders  totaled  $186,844 and as of December 31, 2000 and  September 30,
2001  totaled  $1,624,103.  The debt has been  reclassified  as  long-term  at
December 31, 2000 since the  stockholders had entered into an agreement during
October,  2000 that requires the Company to convert the obligation into equity securities or to repay such obligation on January 15th 2002.

Note 6 - Income Taxes

The tax effect of loss carry forwards and the valuation allowance that gives rise to deferred tax assets are as follows:

                                                      December 31,
                                               ------------------------   September 30,
                                                   2000         1999         2000
                                               -----------  -----------  -----------

Net operating loss carry forwards              $ 1,501,846  $   128,221  $ 1,887,717
Less valuation allowance                        (1,501,846)    (128,221)  (1,887,717)
                                               -----------  -----------  -----------

Deferred tax assets                            $        -   $        -   $        -
                                               ===========  ===========  ==========

As of December 31, 2000,  the Company had net  operating  loss carry  forwards available  to  offset  future  taxable  income  of  approximately  $9,970,000, which  expire  in  various  years  through  2015.  Between  December  1999 and
December 2000 the Company  completed a reverse merger and two  acquisitions in exchange for common  stock.  Under  section 382 of the  Internal  Revenue Code
(the  "Code")  these  activities  effected  an  ownership  change and thus may severely limit, on an accrual basis, the Company's  ability to utilize its net operating  loss carry  forwards.  The Company  uses the lowest  marginal  U.S.
corporate  tax rate of 15% to  determine  deferred tax amounts and the related valuation  allowance  because the Company has had no taxable  earnings through
September 30, 2001.

The  reconciliation  of income tax benefit  resulting from applying US federal statutory  tax  rates to pretax  loss and the  reported  amount of income  tax benefit is as follows:

                                            December 31,           September 30,
                                       ----------------------  ---------------------
                                          2000        1999        2001        2000
                                       ----------  ----------  ----------  ---------

Tax benefit at federal statutory       $   84,114  $  336,550  $  385,872  $ 636,714
 rate of 15%
Increases in valuation allowance          (84,114)   (336,550)   (385,872)  (636,714)
                                       ----------  ----------  ----------  ---------

                                       $       -   $       -   $       -   $      -
                                       ==========  ==========  ==========  =========

For the year ended  December 31, 2000 and nine month  period  ended  September
30,  2001,  the  Company  and each of its'  subsidiaries  had  losses.  Idial,
Whoofnet and 2Sendit each file their own tax return.

Note 7 - Commitments

The  Company   leases  office  space  and   furniture   and  equipment   under
non-cancelable  operating  leases,  which expire at various dates through July
2003.

Rent expense charged to operation under the operating  leases was $149,146 and
$41,954 for the years ended  December  31,  2000 and 1999,  respectively,  and
$103,289 and $74,598 for the  nine-month  period ended  September 30, 2001 and
2000 respectively.

Future  minimum  obligations  under  the  non-cancelable  operating  leases at
December 31, 2000 are as follows:

      December 31,
      ------------

         2001                                               $    55,700
         2002                                                    29,960
                                                            -----------

         Total                                              $    85,660
                                                            ===========

Note  8- Common Stock

As of January 1, 1999 the financial  statements  have been restated to reflect
the   recapitalization   pursuant  to  the  Desert   Springs   reverse  merger
transaction.

Effective  December 15, 2000,  the Company's  Board of Directors  approved a 2 for 1 stock split  whereby the number of shares of  outstanding  common  stock increased from 43,572,225  to
87,144,454.   A  total  of  $435,722  was  reclassified   from  the  Company's
additional paid in capital account to the Company's common stock account.  All share and per share  amounts have been restated to  retroactively  reflect the stock split.

During December 1999, the  stockholders of WCI were issued  22,770,000  shares of common  stock in  exchange  for  $165,000 of accrued  wages.  Additionally, various  consultants  were  issued  common  stock in the  amount of  7,860,000 shares in exchange  for services of  $63,000.00.  The fair market value of the common  stock on the date of  these  issuances  was  determined  using  quoted market  prices  on the  date of  issuance  as that  amount  was  more  readily determinable and reliably  measurable than the fair market value of the common stock transferred.

The  following  schedule  details  the stock  issuances  during the year ended
December 31, 2000:
Transaction                                                                       Common Stock       Additional
----------                                                                   ----------------------   Paid-in                  Price Per
   Date        Recipient                       Description                     Shares      Amount     Capital       Total         Share
--------   ----------------- -----------------------------------------       -----------  --------- -----------  -----------  -------------
08/07/00   Woofnet.Com (4)   Corporate acquisition                           19,787,000      19,787    8,080,213   8,100,000         0.4094
10/12/00   2Sendit (3)       Corporate acquisition                            8,399,994       8,400    1,960,559   1,968,959         0.2344
                                                                             -----------  --------- -----------  -----------  -------------
                                                                             28,186,994      28,187   10,040,772  10,068,959
                                                                             -----------  --------- -----------  -----------  -------------
08/30/00   Carl Battie (2)   Director Compensation                              800,000         800     415,200      416,000         0.5200
08/30/00   Supree Wanapun (2)Director Compensation                               20,000          20      10,380       10,400         0.5200
08/30/00   Klaus Scholz (2)  Employee compensation                               40,000          40      20,760       20,800         0.5200
08/30/00   Mark T. Wood (1)  Employee compensation                              800,000         800     415,200      416,000         0.5200
10/16/00   Mark T. Wood (1)  Employee compensation                            4,000,000       4,000     756,000      760,000         0.1900
09/25/00   Gerald Lesher (1) Stock issued for consulting services                80,460          80      42,564       42,644         0.5300
09/25/00   Kevin Wright (1)  Stock issued for consulting services                40,000          40      21,160       21,200         0.5300
09/25/00   Supree Wanapun (1)Stock issued for consulting services               128,000         128      67,712       67,840         0.5300
                                                                             -----------  --------- -----------  -----------  -------------
                                                                              5,908,460       5,908   1,748,976    1,754,884
                                                                             -----------  --------- -----------  -----------  -------------
08/30/00   Charlie Macari    Stock issued for consulting services               836,734         837     434,265      435,102         0.5200
08/30/00   Frank Katana      Stock issued for consulting services                 5,160           5       2,678        2,683         0.5200
08/30/00   Gary Hanson       Stock issued for consulting services                 6,664           7       3,458        3,465         0.5200
08/30/00   Ivana Servalle    Stock issued for consulting services                   932           1         484          485         0.5200
08/30/00   Jeannette CallahanStock issued for consulting services                 1,904           2         988          990         0.5200
08/30/00   Joe Spence        Stock issued for consulting services                 2,704           3       1,403        1,406         0.5200
09/25/00   Joseph Alloca     Stock issued for consulting services               128,000         128      67,712       67,840         0.5300
09/25/00   Julie Crosby      Stock issued for consulting services               128,000         128      67,712       67,840         0.5300
08/30/00   Karl E. Rodriquez Stock issued for consulting services               120,000         120      62,280       62,400         0.5200
09/25/00   Karl E. Rodriquez Stock issued for consulting services               410,000         410     216,890      217,300         0.5300
10/16/00   Karl E. Rodriquez Stock issued for consulting services               500,000         500      94,500       95,000         0.1900
09/25/00   Kenneth Lieberman Stock issued for consulting services                80,000          80      42,320       42,400         0.5300
10/16/00   Lanette J. SeifertStock issued for consulting services               200,000         200      37,800       38,000         0.1900
08/30/00   Lazo Sopov        Stock issued for consulting services                13,332          13       6,920        6,933         0.5200
09/25/00   Louie Sopov       Stock issued for consulting services               120,000         120      63,480       63,600         0.5300
08/30/00   Maribeth Callahan Stock issued for consulting services                 3,808           4       1,976        1,980         0.5200
08/30/00   Mark Berman       Stock issued for consulting services                 1,332           1         692          693         0.5200
08/30/00   Mary Callahan     Stock issued for consulting services                 1,904           2         988          990         0.5200
09/25/00   Pamela Zelman     Stock issued for consulting services               800,000         800     423,200      424,000         0.5300
10/16/00   Pamela Zelman     Stock issued for consulting services               800,000         800     151,200      152,000         0.1900
09/25/00   Paulina Gidziela  Stock issued for consulting services                40,000          40      21,160       21,200         0.5300
08/30/00   Richard Borrow    Stock issued for consulting services                   664           1         344          345         0.5200
10/16/00   Richard Borrow    Stock issued for consulting services             2,000,000       2,000     378,000      380,000         0.1900
08/30/00   Ron Ardt          Stock issued for consulting services               140,000         140      72,660       72,800         0.5200
09/25/00   Ron Ardt          Stock issued for consulting services               760,000         760     402,040      402,800         0.5300
08/30/00   Sheba Berkovits   Stock issued for consulting services                13,332          13       6,920        6,933         0.5200
08/30/00   Stan Majorum      Stock issued for consulting services               105,258         105      54,629       54,734         0.5200
08/30/00   Tom Callahan      Stock issued for consulting services                 1,904           2         988          990         0.5200
08/30/00   Tom Schutte       Stock issued for consulting services                 2,704           3       1,403        1,406         0.5200
08/30/00   Valeria Servalle  Stock issued for consulting services                 1,332           1         692          693         0.5200
09/25/00   William Stocker   Stock issued for consulting services               410,000         410     216,890      217,300         0.5300
09/25/00   Ziyon Shaky       Stock issued for consulting services               128,000         128      67,712       67,840         0.5300
10/16/00   Charlie Macari    Stock issued for consulting services             4,000,000       4,000     756,000      760,000         0.1900
09/25/00   Daffney Austin    Stock issued for consulting services               200,000         200     105,800      106,000         0.5300
10/16/00   Daffney Austin    Stock issued for consulting services             2,000,000       2,000     378,000      380,000         0.1900
08/30/00   David Schild      Stock issued for consulting services                   332          -          173          173         0.5200
10/16/00   David Schild      Stock issued for consulting services             2,000,000       2,000     378,000      380,000         0.1900
                                                                             -----------  --------- -----------  -----------  -------------
                                                                              15,964,000     15,964   4,522,357    4,538,321
                                                                             -----------  --------- -----------  -----------  -------------

                                                                             $50,059,454  $  50,059 $16,312,105  $16,362,164  $
                                                                             ===========  ========= ===========  ===========  =============

(1)   - Officers and directors of Idial.
(2)   - Directors of Idial
(3)   - Conversion ratio of Idial Stock for 2Sendit stock was 32.68:1
(4)   - Conversion ratio of Idial Stock for Whoofnet stock was 1:1
(5)   - All share and market value per share amount have been retroactively restated to reflect the stock split.

In December 1999,  subsequent to the reverse  acquisition,  the Company issued common shares in exchanged for debt to acquire  various  assets and in payment of consulting services.  In December 1999, the fair market value of the common stock on the date of these  issuances  was  determined to be $.33 based on the issuance of 300,000  common shares of stock for $100,000 in December 1999. The various stock transactions which occurred in December 1999 are as follows:

The Company issued  170,000 shares of common stock to an equipment  vendor and customer in exchange for  satisfaction  of a note payable and related  accrued
interest  totaling   $482,443.   This  amount  was  netted  with  an  accounts
receivable  balance  due the  Company  which  totaled  $120,097.  The  related equipment's  acquisition  cost was  reduced  by  approximately  $306,000  as a result of this transaction.

The  Company  issued  500,000  shares  of  common  stock  in  exchange  for an intangible  asset in  connection  with  this  transaction,  the  Company  also settled  an  accounts  receivable  balance of  $50,000.  The fair value of the intangible  assets was  determined  to be  $215,000  and is  reflected  in the accompanying financial statements.

A  consultant  was granted  380,000  shares of common  stock in  exchange  for equipment  with a fair value of $125,000  and 20,000  share of common stock in exchange  for  $6,600  of  consulting  services.  The  accompanying  financial statements  reflect the consulting expense and the fair value of the equipment as a result of this transaction.

In  December  1999,  prior to the  reverse  merger,  Idial  agreed to transfer
300,000  share of common  stock in  exchange  for  $100,000.  This  amount was received in full in January 2000.

Note 9 - Segment information

The Company has three  principal  operating  segments  which are (1) providing
Internet-based  voice  telecommunication  to customers  around the world,  (2)
providing a marketing service for various  businesses and (3) marketing a next generation  Internet Company designed for direct selling to the general public through an internet portal.  These operating segments were based on the nature of the product and the  services  offered.  Operating  segments are defined as components of an enterprise  about which  separate  financial  information  is available that is evaluated  regularly by the chief  operating  decision-maker in deciding  how to  allocate  resources  and in  assessing  performance.  The
Companies  chief  executive  officer  and chief  financial  officer  have been identified  as  the  chief  decision-makers.  The  Company's  chief  operating decision  makers  direct the  allocation  of resources  to operating  segments based on the profitability and cash flow of the respective segments.

The  Company  has  determined  that  there  are two  reportable  segments  (1)
providing  Internet-based  voice  telecommunication  to  customers  around the world and (2) providing a marketing service for various businesses.  The other segment  was not  reported  because  it does not meet any of the  quantitative thresholds  under SFAS No. 131  "Disclosures  about  Segments of an Enterprise and Related Information".

The  accounting  policies of the segments  are the same as those  described in the Summary of significant accounting policies.

The following table summarizes the Company's different reportable segments:

                              Internet-
                             Based Voice
                                Tele-       Marketing
                           communications   Services         Other (a)        Total
                           ----------------------------------------------------------
                                                 December 31, 2000
                           -------------   -------------    -----------  ------------
Net sales from
 external customers          1,728,562         66,965           1,370      1,796,897
Intersegment net sales              -              -               -              -
Gross profit (loss)           (323,408)        50,731              -        (272,677)
Net operating loss          (8,812,036)      (146,832)             -      (8,958,868)
Interest expense               152,523            771           3,336        156,630
Depreciation and
amortization                   617,698         11,089         584,080      1,212,867
Total assets                   665,847        232,238       9,251,238     10,149,323
Capital expenditures            26,700             -               -          26,700

                                                 December 31, 1999
                           ----------------------------------------------------------
Net sales from
 external customers          1,575,826             -               -       1,575,826
Intersegment net sales              -              -               -              -
Gross profit (loss)             73,790             -               -          73,790
Net operating loss            (470,106)            -               -        (470,106)
Interest expense                90,654             -               -          90,654
Depreciation and
amortization                   113,333             -               -         113,333
Total assets                   617,537             -               -         617,537
Capital expenditures            26,651             -               -          26,651

                                                 September 30, 2001
                           ----------------------------------------------------------
Net sales from
 external customers          2,660,404      1,744,105              -       4,404,509
Intersegment net sales              -              -               -              -
Gross profit (loss)            (86,777)       276,462              -         189,685
Net operating loss          (2,368,481)       137,312              -      (2,231,168)
Interest expense               489,064          1,188             956        491,208
Depreciation and
amortization                   222,974        327,605       1,409,119      1,959,699
Total assets                 6,175,237        350,171       2,168,601      8,694,009
Capital expenditures           149,755          6,630              -         156,385

                                                 September 30, 2000
                           ----------------------------------------------------------
Net sales from
 external customers            949,670             -               -         949,670
Intersegment net sales              -              -               -              -
Gross profit (loss)           (601,376)            -               -        (601,376)
Net operating loss          (4,196,516)            -               -      (4,196,516)
Interest expense                48,245             -               -          48,245
Depreciation and
amortization                   619,156             -               -         619,156
Total assets                 8,335,413             -               -       8,335,413
Capital expenditures            17,871             -               -          17,871

Note 10 - Other Comprehensive Income (Loss)

The pretax and after-tax effects of the components of other comprehensive income (loss) for 2000 are as follows:
                                                  Pretax        Tax       After Tax

Unrealized holding loss on available-for-sale
 securities                                     $  (42,000)  $       -    $  (42,000)

Note 11 - Going Concern

The Company has suffered  recurring  losses from  operations and has a working capital  deficiency at December 31, 2000. The Company's  financial  statements have been  prepared  on the  assumption  that the Company  will  continue as a going  concern.  Management  has  instituted  a cost  reduction  program  that includes a  reduction  of labor and fringe  benefit  costs.  In  addition  the
Company  has  consolidated  several  of its  operations,  increased  marketing efforts on its product  lines,  adjusted  sales prices of certain  products to bring them in line with  costs and  negotiated  more  favorable  contracts  to provide  services at more efficient  costs. As a result of these efforts sales
during  the  nine  month  period  ended   September  30,  2001  have  improved
significantly and management  believes that  profitability will be achieved in the  near  future.  In  addition,  during  July  2001  the  Company  issued  a convertible  note in the aggregate  amount of $750,000 and warrants to acquire common  stock to the  convertible  note holder (see note 12), to fund  working capital and expansion.  If the actions  described  above are not successful in achieving  profitability  or  additional  financing  cannot be  obtained,  the
Company would be materially  and adversely  affected and there is  substantial doubt  about  the  Company's  ability  to  continue  as a going  concern.  The financial  statements do not include any adjustments  necessary if the Company becomes unable to continue operations for any reason.

Note 12 - Restatement of Consolidated Financial Statements

The  consolidated  financial  statements  for the year ended December 31, 2000 have  been  restated  to  reflect  a  correction  in the  company's  method of accounting  for business  combinations  to be in  accordance  with  Accounting
Principles  Board Opinion No. 16 ("APB 16").  Pursuant to APB 16, the purchase method  requires the reported income of an acquiring  corporation  include the operations  of the acquired  company after  acquisition,  based on the cost to the acquiring  corporation.  The consolidated  financial  statements have been restated  to  reflect  the  operating  results  of the  Whoofnet  and  2Sendit acquisitions  from the respective dates of acquisition.  The previously issued consolidated  financial  statements  included  in the  company's  registration statement  on Form  SB-2/A  filed on  August 2, 2001  included  the  operating results of Whoofnet for the period from March 6, 2000 (date of  inception)  to
December  31,  2000  and 2 Sendit  for the  period  from  January  1,  2000 to
December  31,  2000 in error.  The  effect of the  correction  on net loss for the year ended  December  31,  2000 was a decrease  in net loss of $930,732 or
$.02 per share. In addition,  the  consolidated  financial  statements for the year ended December 31, 2000 included in the company's  registration statement on Form SB-2  Amendment  No. 2 filed on October 12, 2001 have been restated to reflect  a  correction  in  the  computation  of  goodwill  in the  amount  of
$276,476,  a correction  in the  computation  of  amortization  of goodwill of
($165,488)  and a correction  in the value  assigned to common stock issued to
consultants,   officers   and   directors   (see  Note  8)  to  record   these
transactions  at their fair market value.  The effect of such  corrections  on net loss for the year ended  December  31, 2000 was an increase in net loss of
$2,597,102 or $.05 per share.

The effect of the corrections on net loss were as follows:

                                                                         Net Loss Per
                                                          Net Loss           Share
                                                         -----------     -------------

As previously stated on Form SB-2/A filed August 2,
2001                                                     $(7,449,128)    $      (0.25)

Correction in method of accounting for business
 combinations in accordance with APB 16                      930,732             0.02

Change in net loss per share to reflect retroactive
 restatement for stock split                                      -              0.09
                                                         -----------     ------------

As previously stated on Form SB-2 Amendment No. 2
 filed October 12, 2001                                   (6,518,396)           (0.14)

Correction in the computation of amortization of
 goodwill                                                    165,488             -

Correction in the value assigned to common stock
 issued to consultants officers and directors             (2,762,590)           (0.05)
                                                         -----------     ------------

As restated on the consolidated statement of
 operations                                              $(9,115,498)    $      (0.19)
                                                         ===========     ============

Restatement of Consolidated Financial Statements

The Company has also restated its financial statements for a correction of an error in accounting for in-the-money conversion features associated with its convertible notes payable.  The Company has adjusted previously reported amounts in its financial statements to comply with EITF 98-5 and EITF 00-27 related to accounting for convertible instruments with in-the-money conversion features, resulting in additional interest expense of $367,004 being recorded for the nine months ended September 30, 2001.  The effect of the error correction is as follows:

Nine months ended September 30, 2001, as previously
reported                                                $ (2,355,372)   $ (0.03)

Nine months ended September 30, 2001, as restated       $ (2,722,376)   $ (0.03)

==================================================================================

                        Up to 36,616,666 Shares of our

                                 Common Stock

                             IDIAL NETWORKS, INC.

                              -----------------

                                  PROSPECTUS

                              -----------------

                        THE DATE OF THIS PROSPECTUS IS
                                 _____, 2002

==================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Indemnification of Directors and Officer

Subsection 1 of Section 78.7302 of Chapter 78 of the Nevada General  Corporation
Law ("NGCL")  provides that a corporation may indemnify any person who was or is a party,  or is threatened  to be made a party,  to any  threatened,  pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative  (except in an action brought by or on behalf of the  corporation)
if  that  person  is or  was a  director,  officer,  employee  or  agent  of the corporation,  or is or was  serving  at the  request  of  the  corporation  as a director,  officer,  employee  or agent of another  corporation  or  enterprise, against expenses,  including attorneys' fees, judgments,  fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such  action,  suit or  proceeding,  if that person acted in good faith and in a manner  which that person  reasonably  believed to be in, or not opposed to, the best interests of the  corporation,  and, with respect to any criminal action or proceedings,  had no reasonable  cause to believe his conduct was unlawful.  The termination of any action,  suit or proceeding by judgment,  order,  settlement, conviction or upon a plea of nolo contendere or its equivalent,  alone, does not create a  presumption  that the person did not act in good faith and in a manner which the  person  reasonably  believed  to be in, or not  opposed  to, the best interests of the  corporation,  and that, with respect to any criminal action or proceeding, the person had reasonable cause to believe his action was unlawful.

     Subsection 2 of Section 78.7502 of the NGCL provides that a corporation may indemnify  any person who was or is a party or is  threatened to be made a party to any threatened,  pending or completed  action or suit brought by or on behalf of the  corporation  to procure a judgment in its favor because the person acted in any of the capacities set forth above,  against  expenses,  including amounts paid in settlement and attorneys' fees, actually and reasonably incurred by that person in  connection  with the defense or settlement of such action or suit, if the person acted in accordance with the standard set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent  jurisdiction after exhaustion  of all  appeals  therefrom  to be liable to the  corporation  or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was  brought or other court of  competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and  reasonably  entitled to indemnity for such expenses as the court deems proper.

     Section 78.751 of the NGCL provides that unless  indemnification is ordered by a court,  the  determination to provide  indemnification  must be made by the stockholders,  by a majority vote of a quorum of the board of directors who were not parties to the action, suit or proceeding,  or in specified circumstances by independent  legal counsel in a written  opinion.  In addition,  the articles of incorporation,  bylaws or an agreement made by the  corporation  may provide for the  payment of the  expenses  of a  director  or  officer  of the  expenses  of defending  an action as incurred  upon  receipt of an  undertaking  to repay the amount if it is ultimately determined by a court of competent  jurisdiction that the  person  is not  entitled  to  indemnification.  Section  78.751 of the NGCL further  provides that, to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding  referred  to in  subsection  (1) and (2),  or in the  defense of any claim,  issue or  matter  therein,  that  person  shall be  indemnified  against expenses  (including  attorneys' fees) actually and reasonably  incurred by that person in connection  therewith;  that  indemnification  provided for by Section
78.751 of the NGCL shall not be deemed  exclusive  of any other  rights to which the  indemnified  party may be  entitled  and that the scope of  indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators.

     Finally,  Section  78.752  of the  NGCL  provides  that a  corporation  may purchase and maintain  insurance on behalf of a director,  officer,  employee or agent of the corporation  against any liability asserted against him or incurred by him in any such  capacity or arising out of his status as such whether or not the  corporation  would  have  the  authority  to  indemnify  him  against  such liabilities and expenses.

     The Registrant's bylaws provide for  indemnification of officer,  directors and others to the fullest extent permitted by the laws of the State of Nevada.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following  table sets forth the estimated  expenses in connection  with the issuance and distribution of the securities offered hereby.

     SEC registration fee                     $   222
     Accountants' fees and expenses             6,000
     Legal fees                                25,000
     Transfer agent's and warrant agent's
      fees and expenses                           500
                                              -------

                Total                         $31,722
                                              =======

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

Private Placements of Common Stock and Warrants for Cash

     We sold common stock for cash at the prices and during the periods provided as follows: during the third quarter of 2000, one purchaser bought 10,000 shares at a price of $0.75 per share.

     The offers and sales of the above  securities were deemed to be exempt from registration  under the Securities Act in reliance on Section 4(2) of Regulation
D promulgated thereunder. No advertising or general solicitation was employed in offering the  securities.  The  securities  were offered to a limited  number of persons,  all of whom  were  business  associates  or  vendors  of  iDial or its executive officers and directors, and transfers of the shares were restricted by
iDial in accordance  with the  requirements  of the  Securities Act of 1933 (the
"Securities Act"). All persons were accredited investors,  represented that they were capable of analyzing the merits and risks of their investment, acknowledged in writing that they were acquiring the securities for investment and not with a view toward  distribution  or resale and that they  understood  the  speculative nature of their  investment.  Proceeds from the above sales of common stock were used for working capital and for general corporate purposes.

Sales of Debt and Warrants for Cash

     A convertible note was issued to Laurus Master Fund, Ltd. during the second quarter of 2001. The note was in the aggregate principal amount of $750,000. The note is  convertible  into common  stock at a  conversion  price of the lower of
$0.0424 or 80% of the average of the three lowest  closing  prices of the common stock for the thirty trading days immediately  preceding the conversion date. In addition,  this same  purchaser  received  166,666  warrants to purchase  common
stock.  The  offering  of  convertible   notes  and  warrants  was  exempt  from
registration  under  Rule 506 of  Regulation  D and  under  Section  4(2) of the
Securities Act. No advertising or general  solicitation was employed in offering the securities.

Issuances of Stock for Services or in Satisfaction of Obligations

     In  December  1999,  we issued  30,930,000  shares of our  common  stock in connection with the acquisition of Desert Springs.

     In  December  1999,  we  issued  5,085,000  share  of our  common  stock in connection with the acquisition of Desert Springs

     In June 2000,  we issued 40,000  shares of our  restricted  common stock to
InsiderStreet.com, Inc. as a retainer for consulting services.

     In  August  2000,  we  issued  19,787,000  shares  of our  common  stock in connection  with the  acquisition  of 100% of the  outstanding  common  stock of
Whoofnet.com, Inc.

     In  November  2000,  we  issued  8,399,994  shares of our  common  stock in connection  with the  acquisition  of 100% of the  outstanding  common  stock of
2sendit.com, Inc.

     The above  offerings and sales were deemed to be exempt under  Regulation D and Section 4(2) of the Securities  Act. No advertising or general  solicitation was employed in offering the securities.  The offerings and sales were made to a limited  number of persons,  all of whom were  business  associates  of iDial or executive  officers  and/or  directors of iDial,  and transfer was restricted by
iDial in accordance  with the  requirements  of the Securities  Act. All persons were accredited or sophisticated  investors,  represented that they were capable of analyzing the merits and risks of their  investment,  acknowledged in writing that they were  acquiring  the  securities  for  investment  and not with a view toward distribution or resale and that they understood the speculative nature of their investment.

ITEM 27.   EXHIBITS

   INDEX TO EXHIBITS

2.1    Plan of Reorganization, dated November 30, 1999. (1)

3.1    Certificate of Incorporation of iDial.(2)

3.2    Bylaws of iDial.(2)

4.1    Convertible Note issued to Laurus Master Fund dated July 6, 2001.*

4.2    Warrant issued to Laurus Master Fund dated July 6, 2001.*
4.3    Security Agreement dated July 6, 2001.*
5.1    Opinion of Sichenzia, Ross, Friedman & Ference LLP.*

10.1   Subscription Agreement between iDial  and Laurus Master Fund dated
       July 6, 2001.*
16.1   Letter on Change  in Certifying Accountant (3)
23.1   Consent of Kenneth Lieberman CPA, P.A. .
23.2   Consent of Sichenzia, Ross, Friedman & Ference LLP (included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference).

23.3   Consent of Enrhardt, Keefe, Steiner & Hottman

* Previously filed
(1)   Incorporated by reference to the Company's Form 8-K filed on December
            20, 1999
(2)   Incorporated by reference to the Company's Form 10-SB filed on April
            13, 2000
(3)   Incorporated by reference to the Company's Form 8-K filed on August 2,
            2001

ITEM 28. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

     (1) To  file a  post-effective  amendment  to this  Registration  Statement during any period in which offers or sales are being made:

     (i)  to  include  any  Prospectus  required  by  Section  10(a)(3)  of  the
          Securities Act;

     (ii) to reflect in the Prospectus  any facts or events which,  individually or together,  represent a fundamental  change in the  information  set forth in the Registration  Statement.  Notwithstanding  the foregoing, any increase or decrease in volume of securities offered (if the total dollar  value of  securities  offered  would not exceed that which was registered)  and  any  deviation  from  the  low  or  high  end of the estimated  maximum  offering  range  may be  reflected  in the form of prospectus  filed with the  Commission  pursuant to Rule 424(b) if, in the aggregate,  the changes in volume and price represent no more than a 20% change in the maximum aggregate  offering price set forth in the
          "Calculation of Registration Fee" table in the effective  Registration
          Statement; and

     (iii)to include any additional or changed material  information on the plan of distribution.

     (2) To remove from registration by means of a post-effective  amendment any of the securities  being  registered  which remain unsold at the  termination of this offering.

     (3) That, for the purpose of determining any liability under the Securities
Act, each such post-effective amendment shall be deemed to be a new Registration
Statement relating to the securities offered therein,  and this offering of such securities  at that time shall be deemed to be the  initial  bona fide  offering thereof.

     (4) That,  insofar as  indemnification  for  liabilities  arising  from the
Securities Act may be permitted to directors,  officers, and controlling persons of the  Registrant  pursuant to the  foregoing  provisions,  or  otherwise,  the
Registrant  has  been  advised  that  in  the  opinion  of the  Commission  such indemnification  is against public policy as expressed in the Securities Act and is,  therefore,  unenforceable.  In the event  that a claim for  indemnification against such  liabilities  (other than the payment by the Registrant of expenses incurred or paid by a director,  officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director,  officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been  settled by  controlling  precedent,  submit to a court of  appropriate jurisdiction the question whether such  indemnification  by it is against public policy as  expressed  in the  Securities  Act and will be  governed by the final adjudication of such issue.

     (5) That,  for purposes of determining  any liability  under the Securities
Act, the information  omitted from the form of Prospectus  filed as part of this
Registration  Statement  in reliance  upon Rule 430A and  contained in a form of
Prospectus  filed by the  Registrant  pursuant to Rule  424(b)(1) or (4) or Rule
497(h) under the Securities Act shall be deemed to be part of this  Registration
Statement as of the time it was declared effective.

                                   SIGNATURES

         In accordance the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dallas, Texas on January 30,  2002.

IDIAL NETWORKS, INC.

By /s/Mark T. Wood
Mark T. Wood, President,
Chief Executive Officer and Chairman

     In accordance  with the  requirements  of the Securities Act of 1933,  this registration  statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.

By /s/ Mark T. Wood               Chairman of the Board and CEO Date: January 30, 2002
Mark T. Wood

By /s/  Carl K. Battie            Vice Chairman of the Board    Date: January 30, 2002
Carl K. Battie

By /s/ Klaus Scholz               Chief Operating Officer and   Date: January 30, 2002
Klaus Scholz                      Director

By /s/ Edward Janusz              Director                      Date: January 30, 2002
Edward Janusz

/s/ Thomas G. Seifert             Principal Accounting Officer  Date: January 30, 2002
Thomas G. Seifert                 and Chief Financial Officer